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Exhibit 10.3

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPERATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

EXECUTION COPY

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

of

MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C.

Dated as of February 27th, 2009

i

EXHIBITS:

Exhibit A	Area of Mutual Interest
Exhibit B	Members and Capital Contributions
Exhibit C	Base Project
Exhibit D	Initial Budget
Exhibit E	Illustrative Example Calculation of Incentive Interests
Exhibit F	Services Agreement
Exhibit G	Capital Expenditures for Agreements
Exhibit H	Pre-Approved Affiliated Transactions
Exhibit I	Bring Down Certificate
Exhibit J	Escrow Agreement
Exhibit K	Fractionation and NGL Purchase Agreement

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C.

        THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ("Agreement") of MarkWest Liberty Midstream & Resources, L.L.C., a Delaware limited liability company (the "Company"), is executed and agreed to as of February 27th, 2009, by and among MarkWest Liberty Gas Gathering, L.L.C., a Delaware limited liability company ("MWE Liberty"), M&R MWE Liberty, LLC, a Delaware limited liability company ("NGPMR"), and such other Persons who may become Members of the Company from time to time pursuant hereto.

        WHEREAS, MWE Liberty, as the then sole member of the Company, entered into that certain Limited Liability Company Agreement (the "Original Agreement") of the Company, dated as of January 20, 2009;

        WHEREAS, in order to initially capitalize the Company, at or before the Closing, the Members shall make the Initial Capital Contributions and from time to time thereafter, certain of the Members shall make additional Capital Contributions in accordance with Article 4;

        WHEREAS, in order to effect the contribution of the cash consideration comprising NGPMR's Initial Capital Contribution and the assets comprising MWE Liberty's Initial Capital Contribution, the Company, MWE Liberty and NGPMR entered into that certain Contribution Agreement, dated January 22, 2009 (the "Contribution Agreement"), pursuant to which MWE Liberty agreed to contribute, convey, assign and transfer to the Company all of MWE Liberty's right, title and interest in and to the assets referenced thereunder;

        WHEREAS, contemporaneously with the execution of this Agreement and in order to provide for the provision of certain services to the Company, the Company, MWE Liberty and MarkWest Hydrocarbon, Inc., a Delaware corporation ("MWE Hydrocarbon") shall enter into that certain Services Agreement in the form attached hereto as Exhibit F (the "Services Agreement"), pursuant to which MWE Hydrocarbon shall provide certain services, or cause such services to be provided, to the Company;

        WHEREAS, upon the Closing, the parties to the Contribution Agreement shall consummate the transactions contemplated by the Contribution Agreement and this Agreement shall become effective; and

        WHEREAS, the Company and the Members desire to amend and restate the Original Agreement in its entirety to reflect the agreement of the Company and the Members as set forth herein;

        NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Closing the Original Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE 1
DEFINED TERMS

        Section 1.1    Definitions.

        Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

        "AAA" shall have the meaning set forth in Section 6.15(e).

        "Accountants shall have the meaning set forth in Section 4.1(a)(iii).

        "Act" means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as it may be amended from time to time, and any successor statute thereto.

        "Additional Member" shall have the meaning set forth in Section 5.3(a).

        "Additional Projects" shall have the meaning set forth in Section 3.3(a).

        "Adjusted Capital Account" means the Capital Account maintained for each Member (a) increased by any amounts the Member is obligated to contribute or restore to the Company pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (b) decreased by any amounts described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) with respect to such Member.

        "Adjusted Capital Account Deficit" means a deficit balance in the Adjusted Capital Account of a Member.

        "Affiliate" means with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under Common Control with, the specified Person.

        "Affiliate Contract" means any contract between the Company or any Subsidiary of the Company, on the one hand, and a Member or an Affiliate of a Member, on the other hand.

        "Affiliated Member Group" means (a) the MWE Liberty Group, (b) the NGPMR Group and (c) any other Member and transferee of Interests directly or indirectly (in the chain of title) from such Member that is an Affiliate of such transferee Member; provided, however, that once a Person is designated as a member of any Affiliated Member Group, such Person shall, as long as it owns any Interests, at all times be a member of such Affiliated Member Group and not a member of any other Affiliated Member Group, and provided, further, that for purposes of this clause (c) of this definition, an Affiliate shall not include a member of the MWE Liberty Group or the NGPMR Group.

        "Agreement" means this Amended and Restated Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

        "Annual Financial Statements" shall have the meaning set forth in Section 10.3(a).

        "Approved Budget" shall have the meaning set forth in Section 6.15(b).

        "Arbitration Panel" shall have the meaning set forth in Section 6.15(e).

        "Area of Mutual Interest" means the area ** identified ** as Exhibit A.

        "Assumed Tax Liability" shall have the meaning set forth in Section 8.5(a).

        "Available Cash" means, with respect to any period prior to the dissolution of the Company, all cash and cash equivalents of the Company on hand at the end of such period less the amount of any cash reserves established by the Operator to provide for the proper conduct of the business of the Company, including reserves for: future capital expenditures; current, future or contingent liabilities; anticipated future credit needs of the Company; and debt service and repayments; provided that such reserves shall not equal less than ** as authorized in the Approved Budget nor more than ** in the Approved Budget, without the approval of the Board and Requisite Member Approval.

        "Base Project" shall have the meaning set forth in Section 3.3(a).

        "Board" shall have the meaning set forth in Section 6.1.

        "Bring Down Certificate" means a certificate, in the form attached hereto as Exhibit I, to be delivered by the Company to the Class A Members in respect of the Capital Contributions set forth in Section 4.1(b)(i) stating that the Company has spent or committed to spend all previous Capital Contributions by the Class A Members in accordance with an Approved Budget, and will spend the Capital Contribution to which the Bring Down Certificate relates in accordance with an Approved Budget.

        "Budget Rejection Notice" shall have the meaning set forth in Section 6.15(b).

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks are required or authorized by law to be closed in the State of Texas or the State of Colorado.

        "Capital Account" means, with respect to any Member, the capital account maintained for such Member in accordance with the provisions of Section 4.5.

        "Capital Call" means a call or request for additional capital in writing (which may include electronic mail) by or on behalf of the Company, specifying the amount of capital requested to be contributed by each Member receiving such notice in accordance with the terms of this Agreement.

        "Capital Contribution" means, with respect to any Member, the aggregate amount of cash and the initial Gross Asset Value of any property other than cash contributed to the Company pursuant to Article 4 hereof by such Member. Any reference in this Agreement to a Capital Contribution of a Member shall include a Capital Contribution contributed by its predecessors in interest.

        "Certificate" means the Certificate of Formation of the Company filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act on January 20, 2009, and any and all amendments thereto and restatements thereof.

        "Claims" shall have the meaning set forth in Section 6.5.

        "Class A Interest" means an Interest in the Company which is classified on Exhibit B as a Class A Interest and which has the rights, powers and privileges enjoyed by a Member holding a Class A Percentage Interest (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member, and all obligations, duties and liabilities imposed on such a Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member.

        "Class A Manager" shall have the meaning set forth in Section 6.2.

        "Class A Member" means a Member who is designated on Exhibit B as a Class A Member, in its capacity as a holder of a Class A Percentage Interest.

        "Class A Percentage Interest" means, with respect to a Class A Member, the quotient (expressed as a percentage) obtained by dividing such Class A Member's Investment Balance by the aggregate Investment Balances of all Class A Members.

        "Class B Interest" means an Interest in the Company which is classified on Exhibit B as a Class B Interest and which has the rights, powers and privileges enjoyed by a Member holding a Class B Percentage Interest (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member, and all obligations, duties and liabilities imposed on such a Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member.

        "Class B Manager" shall have the meaning set forth in Section 6.2.

        "Class B Member" means a Member who is designated on Exhibit B as a Class B Member, in its capacity as a holder of a Class B Percentage Interest.

        "Class B Percentage Interest" means, with respect to a Class B Member, the quotient (expressed as a percentage) obtained by dividing such Class B Member's Investment Balance by the aggregate Investment Balances of all Class B Members.

        "Class B Seller" shall have the meaning set forth in Section 7.2(b).

        "Closing" has the meaning ascribed to such term in the Contribution Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement.

        "Company" shall have the meaning set forth in the preamble.

        "Company Minimum Gain" shall have the meaning assigned to the term "partnership minimum gain" in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

        "Company Nonrecourse Liability" shall have the meaning assigned to the term "nonrecourse liability" in Treasury Regulations Section 1.704-2(b)(3)

        ** shall have the meaning set forth in Section 4.9(b).

        ** shall have the meaning set forth in Section 4.9(c).

        "Confidential Information" shall mean all information provided or made available by or on behalf of the Company or its Representatives to a Member or its Representatives, including all information, data, reports, interpretations, contract terms and conditions, forecasts and records containing or otherwise reflecting information concerning the Company or its Affiliates, potential counterparties or customers or their Affiliates, potential projects, business plans or proposals, market or economic data, identities of actual or potential counterparties or customers, designs, concepts, trade secrets and other business, operational or technical information (irrespective of the form of communication of such information) and together with analyses, compilations, studies or other documents, whether prepared by or on behalf of a Member or its Representatives, which contain or otherwise reflect such information (irrespective of the form of communication of such information). "Confidential Information" also includes information of third parties, including such information as may be subject to any Third Party Confidentiality Agreements. Notwithstanding the foregoing, Confidential Information shall not include the following: (a) information which at the time of disclosure by or on behalf of the Company is publicly available or which later becomes publicly available through no act or omission of the disclosing Member or its Representatives; (b) information which a Member can demonstrate was in its possession on a non-confidential basis prior to disclosure by or on behalf of the Company hereunder; (c) information received by a Member from a third party who is not prohibited from transmitting the information by a contractual, legal or fiduciary obligation; or (d) information which a Member can demonstrate was independently developed by it or for it and which was not derived or obtained, in whole or in part, from Confidential Information or from the Company or its Representatives hereunder.

        "Contributing Member" shall mean a Class A Member who makes a Quarterly Budgeted Funding Election in accordance with Section 4.1(c).

        "Contribution Agreement" shall have the meaning set forth in the recitals.

        "Control," including the correlative terms "Controlling," "Controlled by" and "Under Common Control with" means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the purposes of this definition, ownership of more than 50% of the voting interests of any entity shall be conclusive evidence that Control exists.

        "Covered Person" means, in each case, whether or not a Person continues to have the applicable status referred to in the following list: a Member; a Manager; the Operator; any Affiliate of a Member or a Manager or of the Operator; any officers of the Company, whether or not such officers are employees of the Company; any officers, directors, members, managers, stockholders, partners, employees, representatives or agents of any Manager or Member or of the Operator, or of any of their respective Affiliates; any employee or agent of the Company or its Affiliates; and any Tax Matters Member of the Company.

        "CP Index" means the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index—All Urban Consumers, U.S. City Average, Not Seasonally Adjusted, or, if such index is discontinued, any successor or substitute index, which, in the Board's reasonable opinion, is most nearly equivalent to such index.

        "Debt" for any Person means, without duplication: (a) indebtedness of such Person for borrowed money, including obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person under capital leases; and (e) obligations of such Person under guarantees in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above; provided that "Debt" shall not include the incurrence of trade debt in the ordinary course of business.

        "Default Rate" means a per annum rate of interest equal to the lower of ** and the maximum rate of interest then permitted by law.

        "Defaulting Member" shall have the meaning set forth in Section 4.2.

        "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period and in a manner consistent with the methodologies employed by MWE or otherwise determined by the Board; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation for such Fiscal Year or other period shall equal to the amount of book basis recovered for such Fiscal Year or other period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) and provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

        "Designated MWE Employees" has the meaning ascribed to such term in the Services Agreement.

        "Economic Risk of Loss" shall have the meaning assigned to that term in Treasury Regulation Section 1.752-2(a).

        "Effective Time" means 12:01 a.m. on January 1, 2009.

        "Election Period" shall have the meaning set forth in Section 5.7(b).

        "Electing Member" shall have the meaning set forth in Section 5.7(b).

        "Eligible Member" shall have the meaning set forth in Section 5.7(a).

        "Enforcement Activities" shall have the meaning set forth in Section 6.3(a).

        "Equalization Date" shall mean the first date after ** on which the quotient (expressed as a percentage) obtained by dividing the aggregate Investment Balances of all members of the MWE Liberty Group by the aggregate Investment Balances of all members of the MWE Liberty Group plus all members of the NGPMR Group is equal to or greater than 60%.

        "Equalization Target Date" shall have the meaning set forth in Section 4.9(a).

        "Escrow Account" shall have the meaning set forth in Section 10.5.

        "Escrow Agent" means Wells Fargo Bank, N.A.

        "Escrow Agreement" means that certain Escrow Agreement to be entered into among the Company, NGPMR and the Escrow Agent in substantially the form attached hereto as Exhibit J.

        "Escrow Letter" shall have the meaning set forth in Section 10.5.

        "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended and any successor statutes thereto.

        "Exempted Project" shall have the meaning set forth in Section 3.3(b).

        "Final Calculations" shall have the meaning set forth in Section 4.1(a)(ii).

        "Final Cost" shall have the meaning set forth in Section 4.1(a)(iv).

        "First Notice" shall have the meaning set forth in Section 5.7(b).

        "Fiscal Year" means (i) the period commencing at the Effective Time and ending on December 31, 2010 and (ii) any subsequent 12 month period commencing on January 1 and ending on December 31.

        "Fractionation and NGL Purchase Agreement" shall have the meaning set forth in Section 3.3(b)(ii).

        "G&A Services" has the meaning ascribed to such term in the Services Agreement.

        "GAAP" means generally accepted accounting principles in the United States.

        ** means that certain ** by and between MarkWest Liberty Gas Gathering, L.L.C. and **.

        "Gross Asset Value" means, with respect to any asset, such asset's adjusted basis for federal income tax purposes, except as follows:

          (a)   the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Board, except that MWE Liberty's Initial Capital Contribution shall have the gross asset value determined in accordance with Section 4.1(a);

          (b)   the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, in connection with: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or in exchange for the performance of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Section 708(b)(1)(B) of the Code) or any other event to the extent determined by the Board to be necessary to properly reflect the Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clause (i) and clause (ii) of this sentence shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

          (c)   the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Board and the distributee Member; and

          (d)   the Gross Asset Values of Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a) or paragraph (b) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

        "Incentive Interest Transaction" shall have the meaning set forth in Section 5.6.

        "Indentures" has the meaning ascribed to such term in the Contribution Agreement.

        "Indemnitee" shall have the meaning set forth in Section 12.7.

        "Indemnitor" shall have the meaning set forth in Section 12.7.

        "Initial Budget" shall have the meaning set forth in Section 5.5.

        "Initial Capital Contribution" shall have the meaning set forth in Section 4.1(a)(i).

        "Interest" means the interest of a Member in the Company, including both Class A Percentage Interests and Class B Percentage Interests, including rights to distributions (liquidating or otherwise), allocations, notices and information, rights to approve of or consent to certain matters (if applicable) and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member; and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.

        "Investment Account" shall have the meaning set forth in Section 4.8.

        "Investment Balance" shall have the meaning set forth in Section 4.8.

        "Investment Balance Costs" shall have the meaning set forth in Section 4.1(a)(ii).

        "IPO Issuer" means (a) the Company or (b) an Affiliate of the Company which will be a successor to the Company and the issuer in a Qualified Public Offering.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        "Liquidating Trustee" shall have the meaning set forth in Section 13.4(a).

        "Manager" shall have the meaning set forth in Section 6.1.

        "Member" means any Person (but not any Affiliate or entity in which such Person has an equity interest) executing this Agreement and any Person admitted as an Additional Member or a Substitute Member pursuant to the provisions of this Agreement, in such Person's capacity as a Member of the Company, and "Members" means two or more of such Persons, in their capacities as Members of the Company. Such terms do not include any Person or Persons who have ceased to be Members in the Company.

        "Member Nonrecourse Debt" has the meaning assigned to the term "partner nonrecourse debt" in Treasury Regulation Section 1.704-2(b)(4).

        "Member Nonrecourse Debt Minimum Gain" shall have the meaning assigned to the term "partner nonrecourse debt minimum gain" in Treasury Regulation Section 1.704-2(i)(2).

        "Member Nonrecourse Deductions" shall have the meaning assigned to the term "partner nonrecourse deductions" in Treasury Regulation Section 1.704-2(i)(1).

        "Minimum Gain" shall have the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

        "Minimum Price" shall have the meaning set forth in Section 7.2(b)(ii).

        "Monthly Reports" shall have the meaning set forth in Section 10.3(c).

        "MWE" means MarkWest Energy Partners, L.P., a Delaware limited partnership.

        "MWE Hydrocarbon" shall have the meaning set forth in the recitals.

        "MWE Liberty" shall have the meaning set forth in the preamble.

        "MWE Liberty Group" means MWE Liberty and each transferee of Interests directly or indirectly (in the chain of title) from MWE Liberty that is an Affiliate of MWE Liberty; provided, however, that once a Person is designated as a member of the MWE Liberty Group such Person shall, as long as it owns any Interests, at all times be a member of the MWE Liberty Group and not a member of any other Affiliated Member Group; provided further, that for purposes of this definition, an Affiliate shall not include a member of any other Affiliated Member Group.

        "New Interests" shall have the meaning set forth in Section 5.7(a).

        "NGPMR" shall have the meaning set forth in the preamble.

        "NGPMR Covered Persons" has the meaning ascribed to such term in the Contribution Agreement.

        "NGPMR Exit Transaction" means ** involving the Company in which ** in which the ** prior to the ** of the Company ** or a ** of the Company**. For the avoidance of doubt, any **

        "NGPMR Group" means NGPMR and each transferee of Interests directly or indirectly (in chain of title) from NGPMR that is an Affiliate of NGPMR; provided, however, that once a Person is designated as a member of the NGPMR Group such Person shall, as long as it owns any Interests, at all times be a member of the NGPMR Group and not a member of any other Affiliated Member Group, and, provided further, that for purposes of this definition, an Affiliate shall not include a member of any other Affiliated Member Group.

        "NGPMR Portfolio Companies" shall have the meaning set forth in Section 3.3(c).

        "NGPMR Representatives" shall mean the members, managers and employees of NGPMR or any Affiliate thereof, together with all other persons serving as representatives of NGPMR, including those Persons who are serving as Managers at the request of NGPMR pursuant to this Agreement.

        "Non-Contributing Member" shall mean a Class A Member who does not elect to make a Quarterly Budgeted Funding Election in accordance with Section 4.1(c).

        "Nonrecourse Deductions" shall have the meaning assigned to that term in Treasury Regulation Section 1.704-2(b).

        "Objection Notice" shall have the meaning set forth in Section 4.1(a)(iii).

        "Operator" means the Person designated as the "Operator" of the Company in accordance with Section 6.11.

        "Original Agreement" shall have the meaning set forth in the recitals.

        "Out of Scope Project" means any project, activity, or business venture (a) outside the Area of Mutual Interest or (b) not within the scope of the Primary Business of the Company (whether inside or outside the Area of Mutual Interest).

        "Over-Allotment Amount" shall have the meaning set forth in Section 5.7(b).

        "Overfunded Capital" means, as of any determination date, the difference (expressed as a dollar amount) between **.

        "Partial NGPMR Exit Transaction" means ** after which the ** in the ** after which the **

        "Percentage Interest" means:

          (a)   at any time prior to the earlier to occur of the Equalization Date and **:

              (i)  with respect to a Class A Member, the product (expressed as a percentage) of (1) 40% and (2) such Member's Class A Percentage Interest; and

             (ii)  with respect to a Class B Member, the product (expressed as a percentage) of (1) 60% and (2) such Member's Class B Percentage Interest.

          (b)   at any time on or after the earlier to occur of the Equalization Date and **, with respect to any Member (including any Class A Member or Class B Member), the quotient (expressed as a percentage) obtained by dividing the Investment Balance of such Member by the Investment Balances of all Members.

        "Permitted Liens" means (a) statutory liens for current taxes or assessments not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (b) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business; and (c) all applicable zoning ordinances and land use restrictions.

        "Permitted Transfers" shall have the meaning set forth in Section 7.1.

        "Personnel Services" has the meaning ascribed to such term in the Services Agreement.

        "Person" means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

        "Post-Effective Date Capital Expenditures" shall have the meaning ascribed to such term in the Contribution Agreement.

        "Preference Amount" means an amount calculated on the last day of each calendar quarter following the Effective Time and prior to the Equalization Date by determining the difference between (a) the amount of Overfunded Capital as of the last day of such quarter multiplied by the Preference Rate and (b) the amount of all distributions made during such calendar quarter pursuant to Section 8.1(b)(i)(A). The Preference Amount for the prior calendar quarter shall be added to the Investment Balance as of the first day of the following calendar quarter.

        "Preference Rate" means a quarterly rate expressed as a percentage equal to ** per annum, divided by four.

        "Primary Business" shall have the meaning set forth in Section 3.1(a).

        "Profits" or "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

          (a)   any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          (b)   any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury

  Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

          (c)   in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of "Gross Asset Value", the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the Company asset) or loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset for purposes of computing Profits or Losses;

          (d)   gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

          (e)   in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of "Depreciation";

          (f)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

          (g)   notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 9.2 or 9.3 shall not be taken into account in computing Profits or Losses.

        "Project Period" shall have the meaning set forth in Section 7.1.

        "Projects" shall have the meaning set forth in Section 3.3(a).

        "Property" means all of the assets and property now owned or hereafter acquired by the Company.

        "Proposed Budget" shall have the meaning set forth in Section 6.15(a).

        "Proposed Purchaser" shall have the meaning set forth in Section 5.7(a).

        "Prudent Industry Practices" means, at a particular time, any of the practices, methods and acts which, ** based upon the **, and the **, at such time, is ** operation and maintenance of the Company assets and shall include, without limitation, the practices, methods and acts engaged in or approved by ** at such time with respect to the assets of the same or similar types as the Company assets. Prudent Industry Practices are not intended to be limited to ** to the exclusion of all others, but rather is ** practices, methods and acts which ** at a ** as well as with the **. Prudent Industry Practices are intended to entail the **, in the **, use from time to time.

        "Qualified Public Offering" means any underwritten initial public offering by the IPO Issuer of equity securities pursuant to an effective registration statement under the Securities Act and for which aggregate cash proceeds to be received by the IPO Issuer from such offering (without deducting underwriting discounts, expenses and commissions) are at least $50,000,000.

        "Qualifying Third Party Offer" shall have the meaning set forth in Section 7.2(a)(ii).

        "Quarterly Budgeted Funding Election" shall have the meaning set forth in Section 4.1(c).

        "Quarterly Financial Statements" shall have the meaning set forth in Section 10.3(b).

        "Regulatory Allocations" shall have the meaning set forth in Section 9.3.

        "Remaining Members" shall have the meaning set forth in Section 7.2(a).

        "Representatives" means (a) with respect to the Company, any of: (i) the Company's Affiliates; and (ii) directors, officers, managers, employees, members, partners, agents and authorized representatives (including attorneys, accountants, consultants, bankers, lenders and financial advisors) of the Company and the Company's Affiliates and (b) with respect to a Member, any of: (i) such Member's Affiliates; (ii) directors, officers, managers, employees, members, stockholders, partners, agents and authorized representatives (including attorneys, accountants, consultants, bankers, lenders and financial advisors) of the Member and the Member's Affiliates; and (iii) Persons who are (or who are prospective) beneficial owners of equity interests in such Member.

        "Requisite Member Approval" means the approval of each Affiliated Member Group holding Interests with (i) an aggregate Percentage Interest equal to or exceeding ** or (ii) an **.

        "Restricted Project" has the meaning set forth in Section 3.3(b).

        "ROFO Interest" shall have the meaning set forth in Section 7.2(a).

        "ROFO Offer" shall have the meaning set forth in Section 7.2(a).

        "Rules" shall have the meaning set forth in Section 6.15(e).

        "Sale Proposal" shall have the meaning set forth in Section 7.2(b)(i).

        "Securities Act" means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended and any successor statutes thereto.

        "Services Agreement" shall have the meaning set forth in the recitals.

        "Solicitation Notice" shall have the meaning set forth in Section 7.2(b)(ii).

        "Solicitation Period" shall have the meaning set forth in Section 7.2(a)(ii).

        "Solicitation Response" shall have the meaning set forth in Section 7.2(b)(ii).

        "Subsidiary" means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association or other business entity.

        "Substitute Member" means a Person who is admitted to the Company as a Member pursuant to Article 7, and then designated as a "Member" on an amended Exhibit B to this Agreement.

        "Tag-Along Members" shall have the meaning set forth in Section 7.2(b).

        "Tag-Along Notice" shall have the meaning set forth in Section 7.2(b)(i).

        "Tag-Along Notice Period" shall have the meaning set forth in Section 7.2(b)(i).

        "Tag-Along Rights" shall have the meaning set forth in Section 7.2(b).

        "Tax Distribution Date" shall have the meaning set forth in Section 8.5(a).

        "Tax Matters Member" shall have the meaning set forth in Section 11.4(a).

        "Third Party Confidentiality Agreements" means that certain ** among MWE Liberty, **, the **, that certain ** between ** and MWE Liberty, that certain ** between ** and MWE Liberty ** and that certain ** between ** and MWE Liberty ** or any other third party agreement entered into by or on behalf of the Company and delivered to a Member.

        "Third Party Offer" shall have the meaning set forth in Section 7.2(a)(ii).

        "** Payout" shall mean the dollar threshold, if any, at which the NGPMR Group has received a cumulative cash amount in respect of the NGPMR Group's Interests (whether as distributions from the Company or as cash payment in an Incentive Interest Transaction) equal to the ** as of the date of such cash payment ** where ** is equal to the ** determined as of the date of such cash payment or distribution.

        "** Payout Threshold" shall mean the receipt by the NGPMR Group of a cumulative cash amount in respect of the NGPMR Group's Interests (whether as distributions from the Company or as cash payment in an Incentive Interest Transaction) equal to the ** where ** is equal to the ** determined as of the date of such distribution or cash payment.

        "** Percentage" shall mean **.

        **

        "Transaction Documents" shall have the meaning set forth in Section 5.1(b).

        "Transfer" means any direct or indirect transfer, assignment, sale, conveyance, license, lease, or partition of any Interest, and includes any "involuntary transfer" such as a sale of any part of the Interest therein in connection with any bankruptcy or similar insolvency proceedings, or any other disposition of any Interest. A Transfer shall not include any pledge, hypothecation or encumbrance of any Interest.

        "Transferring Member" shall have the meaning set forth in Section 7.2(a).

        "Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

        "True-Up Contribution" shall have the meaning set forth in Section 4.9(a).

        ** means that certain ** by and between MWE Liberty and ** as amended by Amendment No. 1 to ** by and between MWE Liberty and **.

        "Unrelated Information" shall have the meaning set forth in Section 10.2.

        "Weighted Average Capital Contribution Factor" shall mean as of any date of calculation, a weighted average ** the amounts determined for each date on which NGPMR has made Capital Contributions (including without limitation the Capital Contributions funded on the date hereof) calculated as ** of the total ** years from the date of each Capital Contribution until the date of such calculation (with a partial year being expressed as a decimal determined by dividing the number of days which have passed since the most recent anniversary by 365). Solely for purposes of determining Capital Contributions under this definition, (i) ** shall be treated as a Capital Contribution made by the NGPMR Group as of the date **, and (ii) any other amounts ** shall be treated as Capital Contributions made by the NGPMR Group as of the date **.

ARTICLE 2
FORMATION AND TERM

        Section 2.1    Formation.

          (a)   The Company was organized as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate by an authorized person and is being continued pursuant to the terms of this Agreement.

          (b)   The name and mailing address of each Member and the total amount which shall be contributed to the capital of the Company through the Closing is listed on Exhibit B. The Board shall cause Exhibit B to be updated, from time to time, as may be necessary to accurately reflect the information therein. Any amendment or revision to Exhibit B made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Exhibit B shall be deemed to be a reference to Exhibit B, as amended, revised and in effect from time to time.

        Section 2.2    Name.

        The business and affairs of the Company shall be conducted under the name "MarkWest Liberty Midstream & Resources, L.L.C." and such name shall be used at all times in connection with the Company's business and affairs, except to the extent the Board agrees to the use by the Company of assumed names or other trade names or fictitious names. The Company's Managers or officers or the Operator shall execute such assumed or fictitious name certificates as may be desirable or required by law to be filed in connection with the business and affairs of the Company and shall cause such certificates to be filed in all appropriate public records.

        Section 2.3    Term.

        The term of the Company commenced upon the effectiveness of the Certificate and shall continue perpetually, unless the Company is dissolved in accordance with the provisions of this Agreement.

        Section 2.4    Registered Agent and Office.

        The registered office of the Company required by the Act to be maintained in Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by law. The registered agent of the Company in Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by law.

        Section 2.5    Principal Place of Business.

        The principal place of business of the Company shall be 1515 Arapahoe Street, Tower 2, Suite 700, Denver, CO 80202. At any time, the Board may change the location of the Company's principal place of business. The Company may have such other places of business as the Board or the Operator may designate.

        Section 2.6    Qualification in Other Jurisdictions.

        The Managers, the officers of the Company or the Operator shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. The Managers, the officers of the Company or the Operator shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary or appropriate for the Company to qualify and continue to do business in a jurisdiction in which the Company may wish to conduct business. At the request of the Board or the Operator, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business, provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

 ARTICLE 3
PURPOSE AND POWERS OF THE COMPANY

        Section 3.1    Purpose.

          (a)   The purpose of the Company is to engage in the natural gas midstream business, including but not limited to natural gas gathering and processing, and the natural gas liquids processing, fractionation, transportation, storage and marketing businesses in the Area of Mutual Interest and to fulfill the obligations of the Company pursuant to any contract entered into by the Company or under which the Company has assumed obligations of any Person (the "Primary Business"), and to engage in any other business or activity that now or in the future may be necessary, incidental, proper, advisable or convenient to accomplish the foregoing purpose and that is not forbidden by the law of the jurisdiction in which the Company engages in such business or activity.

          (b)   In no event shall this Agreement be held or construed to imply the existence of a partnership (including a limited partnership) or joint venture among the Members and no Member shall be held or construed to be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes. No Member shall have any power or authority under this Agreement to act as the agent or representative of the Company or any other Member with regard to any matter beyond the scope of this Company.

        Section 3.2    Powers of the Company.

        The Company shall have all powers and privileges granted by the Act, any other law, or by this Agreement, including incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient or incidental to the attainment of the Company's purpose.

        Section 3.3    Projects, Restricted Projects, Exempted Projects and Out of Scope Projects.

          (a)   As part of the Primary Business, the Company shall use commercially reasonable efforts to pursue the acquisition, development, construction and operation of natural gas gathering and processing, and natural gas liquids fractionation, transportation, storage and marketing assets described on Exhibit C (such activities, the "Base Project"). From time to time, the Company may also pursue the acquisition, development, construction and operation of additional midstream assets in the Area of Mutual Interest in accordance with this Agreement (such activities, the "Additional Projects" and, collectively with the Base Project, the "Projects").

          (b)   No Class B Member (either directly or indirectly through one or more Affiliates) shall, own, operate, manage, control, engage in, participate in, invest in, finance, render services for, assist others in, or otherwise carry out any Primary Business (a "Restricted Project") other than through the Company, without Requisite Member Approval, except as follows (any Restricted Project engaged in pursuant to one of the following exceptions is an "Exempted Project"):

              (i)  MWE Liberty or its Affiliates may engage in a Restricted Project outside the Company without Requisite Member Approval if the pursuit of such Restricted Project by the Company does not receive approval of the Board pursuant to Section 6.1 and Requisite Member Approval pursuant to Section 6.12, and the Company therefore is unable to pursue the Restricted Project;

             (ii)  MWE Hydrocarbon may perform its obligations under that certain Fractionation and NGL Purchase Agreement, dated as of the date hereof, by and between MWE Hydrocarbon and the Company in the form attached hereto as Exhibit K (the "Fractionation and NGL Purchase Agreement"); and

            (iii)  A Class B Member or its Affiliates may ** as part of ** Restricted Projects, provided that ** such Class B Member ** the Company ** of ** as ** the Class B Member. In connection with ** the Company and the other Members **. Members holding Interests with an aggregate Percentage Interest ** Class B Member ** shall have the ** this Section 3.3(b)(iii) (which, for clarity purposes, shall not **). Such Members may, by written notice to the Company ** the Class B Member ** the Class B Member ** the Class B Member **. For the avoidance of doubt, ** the Restricted Project shall have ** prior to **. In the event that ** the Restricted Project, the ** the Class B Member ** the Class B Member or ** the Class B Member. ** Class B Member ** the Company.

          Each Member recognizes and affirms that in the event of breach by such Member of any of the provisions of this Section 3.3(b), money damages may be inadequate and the non-breaching Members may have no adequate remedy at law. Accordingly, each Member agrees that the non-breaching Members shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and each of the Members' obligations under this Section 3.3(b) not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 3.3(b).

          (c)   The Company and the Members recognize that: (i) NGPMR and its Affiliates own and will own substantial equity interests in other companies (existing and future) that participate in the energy industry ("NGPMR Portfolio Companies") and have in the past and will in the future enter into advisory service agreements with such NGPMR Portfolio Companies; (ii) the NGPMR Representatives who serve as Managers also serve as principals of other NGPMR Portfolio Companies; and (iii) at any time, other NGPMR Portfolio Companies may be in direct or indirect competition with the Company and/or its Subsidiaries. The Company and the Members acknowledge and agree that NGPMR, its Affiliates and NGPMR Representatives: (A) shall not be prohibited or otherwise restricted by their relationship with the Company and its Subsidiaries from engaging in the business of investing in NGPMR Portfolio Companies, entering into agreements to provide services to such NGPMR Portfolio Companies or acting as directors or advisors to, or other principals of, such NGPMR Portfolio Companies, regardless of whether such activities are in direct or indirect competition with the Company or the Primary Business, (B) shall not have any obligation to offer the Company or its Subsidiaries any business opportunity resulting from NGPMR and its Affiliates' ownership in the NGPMR Portfolio Companies, and (C) the Company and the Members hereby renounce any interest or expectancy in any such business opportunity pursued by NGPMR, its Affiliates, the NGPMR Representatives or another NGPMR Portfolio Company and waive any claim that any such business opportunity constitutes a corporate, partnership or other business opportunity of the Company or any of its Subsidiaries; provided, however, that nothing contained in this Section 3.3(c) is intended to limit the confidentiality obligations in Section 5.4 and NGPMR, its Affiliates, the NGPMR Portfolio Companies and the NGPMR Representatives are expressly prohibited from using any Confidential Information (i) to pursue any such business opportunity, (ii) in providing services to the NGPMR Portfolio Companies or (iii) in acting as directors or advisors to, or other principals of, such companies.

          (d)   No Member or its Affiliates shall have any obligation to communicate or offer any Out of Scope Projects to the Company or the other Members. The Members acknowledge and agree that each Member, and their respective Affiliates, may presently or in the future engage in and/or possess an interest in other business ventures of every nature and description, independently or with others, outside of the Area of Mutual Interest, whether or not such business ventures are within the scope of the Primary Business, or within the Area of Mutual Interest, so long as such ventures constitute Out of Scope Projects or Exempted Projects, and neither the Company nor any other Members shall have any right by virtue of this Agreement in and to any Out of Scope Projects or Exempted Projects, or to the income or profits derived therefrom.

ARTICLE 4
CAPITAL CONTRIBUTIONS, MEMBER INTERESTS,
CAPITAL ACCOUNTS AND FUTURE CAPITAL REQUIREMENTS

        Section 4.1    Capital Contributions.

          (a)    Initial Capital Contributions.

              (i)  At Closing, MWE Liberty and NGPMR shall have made the respective Capital Contributions (each, an "Initial Capital Contribution") to the Company in the amounts set forth on Exhibit B in exchange for the initial Percentage Interest and the type of Interest set forth on Exhibit B. In connection with such contributions, the Company, MWE Liberty and NGPMR shall execute the Contribution Agreement in order to effect the contribution to the Company of the cash consideration comprising NGPMR's Initial Capital Contribution and the assets comprising MWE Liberty's Initial Capital Contribution. The Members hereby acknowledge and agree that the gross fair market value of MWE Liberty's Initial Capital Contribution shall equal the actual out-of-pocket costs incurred by MWE Liberty and its Affiliates that specifically relate to developing the assets to be contributed and the established value of other property to be contributed by MWE Liberty to the Company pursuant to the Contribution Agreement, but that such actual cost will not be finally determinable as of the date hereof and is subject to adjustment as set forth in Section 4.1(a)(ii) below.

             (ii)  As soon as reasonably practicable following the Closing, and in any event within ninety (90) days thereafter, MWE Liberty shall prepare and deliver to NGPMR a schedule, prepared by MWE Liberty in good faith that describes in reasonable detail the actual out-of-pocket costs incurred by MWE Liberty that specifically relate to the assets contributed by MWE Liberty pursuant to the Contribution Agreement (the "Final Calculations"). The Final Calculations shall separately identify (A) actual out-of-pocket costs incurred by MWE Liberty and its Affiliates through December 31, 2008 that specifically relate to developing assets contributed, plus the established value of other property contributed, by MWE Liberty to the Company pursuant to the Contribution Agreement, which collectively correspond to MWE Liberty's initial Investment Balance after taking into account the adjustment provisions in Section 4.8 (the "Investment Balance Costs") and (ii) the **.

            (iii)  NGPMR shall have the right to review and verify the Final Calculations. MWE Liberty shall provide NGPMR reasonable access to its records and employees and shall cooperate and cause the Company to cooperate in all reasonable respects with NGPMR in connection with its review of such work papers and other documents and information relating to the Final Calculations. If within thirty (30) days after NGPMR's receipt of the Final Calculations, NGPMR shall not have given written notice to MWE Liberty of objection thereto, then NGPMR shall be deemed to have accepted the Final Calculations, which shall then be final, binding and conclusive for all purposes hereunder. In the event that NGPMR gives written notice of any objection to the Final Calculations (an "Objection Notice") within such thirty (30) day period, then NGPMR and MWE Liberty will use all commercially reasonable efforts to resolve the disputed matter(s) within the thirty (30) day period following the delivery of such Objection Notice. If, at the end of the thirty (30) day resolution period, the parties are unable to resolve any disagreement between them with respect to the preparation of the Final Calculations, then each party shall deliver simultaneously to a nationally recognized accounting firm mutually agreed on by the parties (the "Accountants") (i) the Objection Notice and such work papers, invoices and other reports and information relating to the disputed matter(s) as the Accountants may request and (ii) such party's proposed resolution of the disputed matter(s) and any materials it wishes to present to justify the resolution it so presents. MWE Liberty and NGPMR shall each be afforded the opportunity to discuss the disputed matter(s) with the Accountants. The Accountants, acting as experts and not as arbitrators, shall have thirty (30) days to carry out a review and prepare a written statement of its determination regarding the disputed matter(s) (including a statement regarding the Accountants' determination of the prevailing party in any such disputed matter) which determination shall be final and binding upon NGPMR and MWE Liberty. Any fees and expenses of the Accountants incurred in resolving the disputed matter(s) shall be borne equally by NGPMR, on the one hand, and by MWE Liberty, on the other hand.

            (iv)  The aggregate amount of MWE Liberty's Initial Capital Contribution finally determined pursuant to this Section 4.1(a) shall be referred to as the "Final Cost." Upon determination of the Final Cost, MWE Liberty's Initial Capital Contribution and Investment Balance (pursuant to Section 4.8) shall be adjusted to reflect such Final Cost; provided that in no event shall **.

             (v)  In the event that the Final Cost reflects that the Investment Balance Costs are greater or less than the Investment Balance of MWE Liberty initially specified on Exhibit B, a corresponding adjustment shall be made to MWE Liberty's Investment Balance to reflect such amount determined as part of the Final Cost.

            (vi)  In the event that the Final Cost reflects that the **, MWE Liberty shall within two Business Days pay to the Company in immediately available funds an amount equal to such difference; in the event that the Final Cost reflects that the **, the Company shall within two Business Days pay to MWE Liberty in immediately available funds an amount equal to such difference.

          (b)    Additional Capital Contributions Prior to the Equalization Date.

              (i)  The Class A Members hereby collectively agree to make additional cash Capital Contributions of $** to the Company on ** upon receipt by each Class A Member, at least ten Business Days prior to each of such dates, of a Bring Down Certificate from the Company and a Capital Call properly made by the Board to such Class A Members for such amount. In the event that any of these Capital Contributions are made by the Class A Members prior to the respective dates set forth in the preceding sentence, such Capital Contributions shall be deemed to be made as of such dates. No Class A Member shall have an obligation to make a Capital Contribution pursuant to this Section 4.1(b)(i) unless the Company has issued a Bring Down Certificate to such Class A Member and the Board has issued a Capital Call to such Class A Member. Upon contribution of the Class A Member's Initial Capital Contribution and each of the additional Capital Contributions pursuant to this Section 4.1(b)(i), the Class A Members shall have no obligation to contribute any additional capital to the Company other than pursuant to Section 4.1(b)(iii).

             (ii)  The Class B Members hereby agree to make additional Capital Contributions to the Company, on an as needed basis, until the occurrence of the Equalization Date. Prior to the occurrence of the Equalization Date, at each time when the Company requires additional capital, the Board shall issue a Capital Call to the Class B Members, and the Class B Members shall contribute to the Company the amount of capital so requested, in accordance with their respective Class B Percentage Interests, within ten days after receipt of such Capital Call. Notwithstanding the foregoing, the Class B Members shall not make any Capital Contributions pursuant to this Section 4.1(b)(ii) and the Company shall not issue any Capital Calls for any such Capital Contributions unless and until each of the Capital Contributions by the Class A Members set forth in Section 4.1(b)(i) have been spent by the Company or committed to be spent in accordance with an Approved Budget.

            (iii)  The Class B Members hereby agree that, any distributions of Available Cash payable to a Class B Member pursuant to Section 8.1(a) prior to the earlier to occur of (i) December 31, 2010 and (ii) the Equalization Date shall be distributed and automatically reinvested by each Class B Member as additional Capital Contributions, without the issuance of any Capital Call. In accordance with Section 8.1(a), the Class A Members acknowledge and agree that they shall not receive any distributions of Available Cash prior to the earlier to occur of (i) December 31, 2010 and (ii) the Equalization Date; provided, however that the amount that each Class A Member would have received if Available Cash were distributed prior to the earlier of (i) December 31, 2010 and (ii) the Equalization Date, shall increase the Investment Balance of such Class A Member on a dollar-for-dollar basis. Once the Equalization Date has occurred, Available Cash shall be distributed in accordance with Section 8.1(b)(ii).

          (c)   Capital Contributions After the Equalization Date. Upon contribution of the Class A Member's Initial Capital Contribution and each of the additional Capital Contributions pursuant to Section 4.1(b)(i), no Class A Member shall be obligated to contribute additional capital to the Company except as agreed upon by such Class A Member pursuant to this Section 4.1(c). If the Company requires additional capital to pursue any Project or in connection with the operation of the Primary Business after the Equalization Date, then, with respect to funding for Projects or operations within the then current Approved Budget, the Class A Members shall elect (such election, a "Quarterly Budgeted Funding Election") on a quarterly basis whether to contribute additional capital that may be required to fund such Projects or operations for the upcoming calendar quarter based on their respective Percentage Interests. Such Quarterly Budgeted Funding Election shall be irrevocable, and shall be made in writing (which may include electronic mail) to the Company no less than 30 days prior to the commencement of the upcoming calendar quarter. If one or more Class A Members elect not to participate, or fail to make any election (which shall be deemed to be an election not to contribute), then such Non-Contributing Member(s) shall have no obligation to contribute additional capital to fund Projects or operations within the then current Approved Budget for such upcoming calendar quarter. With respect to each Contributing Member, at least ten days prior to the beginning of such calendar quarter, the Board shall issue to such Contributing Member a Capital Call that identifies the amount of capital that the Company needs in connection with such Projects or operations for such quarter. Each Contributing Member shall contribute such requested capital to the Company within ten days after the issuance of each such quarterly Capital Call.

        After the Equalization Date, the Class B Member(s) may contribute on a quarterly basis all additional capital (less any capital to be contributed by the Contributing Members for such upcoming calendar quarter) required to fund Projects or operations within the then current Approved Budget for the upcoming calendar quarter, including any capital required to reduce any capital shortfall that may result from Non-Contributing Member elections during such calendar quarter; provided, that the Class B Member(s) shall provide written notice to the other Members on a quarterly basis regarding their decision to fund additional capital and the amount of such Capital Contribution.

        For the avoidance of doubt, the Percentage Interests of the Members shall be subject to adjustment (upward and downward) pursuant to this Section 4.1(c), based upon the Members' respective Investment Balances giving effect to such additional Capital Contributions. If elections to contribute capital by the Contributing Members and the Class B Member(s) are less than the total amount of capital required by the Company pursuant to this Section 4.1(c), then the Company may seek to obtain the requested capital from third parties, which may include issuing additional Interests in the Company pursuant to Sections 5.3 and subject to Section 5.7, if applicable.

        Section 4.2    Capital Contribution Defaults.

        If a Member fails to contribute any capital to the Company that is required to be so contributed pursuant to Section 4.1, such Member shall be considered in default (a "Defaulting Member"), but shall remain fully obligated to contribute such capital to the Company. The Company shall be entitled to pursue all remedies available at law or in equity against the Defaulting Member, including any one or more of the following:

          (a)   the Company may take all actions, including court proceedings, as the other Members may deem appropriate, to obtain payment by the Defaulting Member of the required amount of the Capital Contribution remaining unpaid, together with interest thereon at the Default Rate from the date that the required Capital Contribution was required to be contributed to the Company until the date it is so contributed, at the cost and expense of the Defaulting Member; and

          (b)   the non-defaulting Members may advance the portion of the Defaulting Member's Capital Contribution that is in default, in accordance with the non-defaulting Members' respective Percentage Interests, and, at the option of the non-defaulting Members, the non-defaulting Members making such advance may be deemed to have made a loan to the Defaulting Member in the amount of the Capital Contribution so advanced, which loan shall bear interest at the Default Rate from the date that such advance is made until the loan is repaid in full, and until such loan is repaid in full, the non-defaulting Members making such loan to the Defaulting Member shall be entitled to receive all distributions of Available Cash that would otherwise be payable to the Defaulting Member hereunder, in accordance with the non-defaulting Members' respective Percentage Interests.

        Section 4.3    Member's Interest.

        A Member's Interest shall for all purposes be personal property. Title to the Company's assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Manager, Operator or officer of the Company shall have any ownership interest in such Company assets.

        Section 4.4    Status of Capital Contributions.

          (a)   Except as otherwise provided in this Agreement, no Member, or the successor or assign of a Member, may demand a return of its Capital Contributions, in whole or in part. An unrepaid Capital Contribution is not a liability of the Company or of any Member.

          (b)   No Member or Affiliate of any Member shall receive any interest, return, compensation or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise specifically provided in this Agreement.

          (c)   Except as otherwise provided in this Agreement, no Member shall be required to lend any funds or make any additional Capital Contributions to the Company. No Member shall have any personal liability for the repayment of any other Member's Capital Contribution or be required to contribute or lend any cash or property to the Company to enable the Company to repay any Member's Capital Contributions.

        Section 4.5    Capital Accounts.

          (a)   A separate Capital Account shall be established and maintained for each Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). The original Capital Account established for any Member who acquires an Interest by virtue of an assignment in accordance with the terms of this Agreement shall be in the same amount as and shall replace the Capital Account of the assignor of such Interest. To the extent such Member acquires less than all of the Interest of the assignor of the Interest so acquired by such Member, the original Capital Account of such Member and its Capital Contributions shall be in proportion to the Interest it acquires, and the Capital Account of the assignor who retains an Interest shall be reduced in proportion to the Interest it retains.

          (b)   The Capital Account of each Member shall be maintained in accordance with the following provisions:

              (i)  to such Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits, special allocations of income and gain, and the net amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

             (ii)  to such Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses, special allocations of loss and deduction, and the net amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company;

            (iii)  in determining the amount of any liability for purposes of this Section 4.5(b), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations; and

            (iv)  the Capital Accounts shall be increased or decreased upon a revaluation of Company property pursuant to clause (b) of the definition of Gross Asset Value in the manner prescribed in Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

        Section 4.6    Capital Accounts Generally.

          (a)   Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Member for any purpose hereunder, the Capital Account of such Member shall be determined after giving effect to all adjustments provided for in Section 4.5 for the current Fiscal Year in respect of transactions effected prior to the date such determination is to be made.

          (b)   No Member shall be entitled to withdraw any part of its Capital Account, or to receive any distribution from the Company except as specifically provided in this Agreement.

        Section 4.7    Preferred Return.

        For the avoidance of doubt, the Class A Interests shall accrue the Preference Amount until the Equalization Date, after which time the Preference Amount shall no longer accrue.

        Section 4.8    Investment Accounts.

        The Company shall maintain an investment account (an "Investment Account") for each Member, the balance of which (the "Investment Balance") shall represent the sum of a Member's Initial Capital Contribution, any additional Capital Contributions made by a Member pursuant to Sections 4.1(b), 4.1(c) and 4.9, and with respect to each Class A Member, (i) the Preference Amount and (ii) the amount that is retained by the Company in accordance with Section 4.1(b)(iii) and which such Class A Member would have otherwise received if Available Cash were distributed prior to the earlier to occur of (i) December 31, 2010 and (ii) the Equalization Date. The Investment Balance for each Class A Member shall be reduced by any actual distributions to such member of Available Cash pursuant to Section 8.1(b)(i)(A) and Sections 13.4(a)(i)(A) and (B). The Investment Balance of the Class B Members shall be reduced by the amount of any **, subject to adjustment pursuant to Section 4.1(a). For the avoidance of doubt, the Investment Balance of each Member immediately following the

Closing, after giving effect to Capital Contributions and reimbursements, shall be as set forth on Exhibit B. An assignee of all or any portion of an Interest shall succeed to a portion of the assignor Member's Investment Account in proportion to the Interest acquired.

        Section 4.9    Equalization Target Date.

          (a)   In the event that the Equalization Date has not occurred on or before **, then all distributions of Available Cash received by the MWE Liberty Group after ** pursuant to any provision of this Agreement shall automatically be contributed to the Company as additional Capital Contributions until the Equalization Date occurs. If the Equalization Date has not occurred on or before December 31, 2011 (the "Equalization Target Date"), then the Class A Members holding at least a majority of the Class A Percentage Interests may elect by written notice to require MWE Liberty to make an additional cash Capital Contribution (the "True-Up Contribution") sufficient to result in the Equalization Date occurring within ** after the Equalization Target Date. MWE Liberty shall cause such True-Up Contribution to be made and the Equalization Date to occur within ** of the requesting notice of the requisite Class A Members. To the extent that the Company does not have commitments to spend the True-Up Contribution in accordance with the Approved Budget (and any amendments or modifications to such Approved Budget approved prior to the date of the True-up Contribution) in effect at the time MWE Liberty is required to make the True-Up Contribution, then, at the end of the first full fiscal quarter following the date of the True-Up Contribution, the Company shall distribute any amount of the True-Up Contribution not spent or committed to be spent in accordance with such Approved Budget, and any approved amendments thereto, to the Members in accordance with their Percentage Interests. For clarification purposes, it is the intent of the Members that the True-Up Contribution be an amount such that after payment of the True-Up Contribution is made by MWE Liberty, the Percentage Interest of the MWE Liberty Group is 60% and the Percentage Interest of the NGPMR Group is 40%.

          (b)   If MWE Liberty fails to make the True-Up Contribution in accordance with Section 4.9(a) above, then the Interests held by the MWE Liberty Group shall not be ** of the Company; provided, however, that the then controlling Members shall not ** to the MWE Liberty Group in any material respect ** of the MWE Liberty Group. Additionally, NGPMR shall have the ** subject to the provisions of ** to any Person, other than an Affiliate or partner of any member of the NGPMR Group or any NGPMR Portfolio Company, **, (B) all Members ** any Person, other than an Affiliate or partner of any member of the NGPMR Group or any NGPMR Portfolio Company, of all of ** or (C) the Company to ** other than an Affiliate or partner of any member of the NGPMR Group or any NGPMR Portfolio Company, **.

          (c)   Within five days after receipt of any notice of **, the Board shall notify each Member, in writing, ** shall identify the **, including the form of the ** and provide a copy of **. Each Member agrees that ** it will (i) take such action as may reasonably be required, including **, (ii) cause its designated Managers to take such action required, to **, (iii) provide for the execution of such agreements and such instruments and other actions reasonably necessary to provide, to the extent necessary, ** relating to such **, in each case only to the extent that **; provided that, no Affiliated Member Group shall be obligated in respect of any ** and referred to in the immediately preceding clause in such ** for an ** to such Affiliated Member Group in **. The Member proposing ** shall have the right in connection with ** (or in connection with the **) to require the Company to cooperate fully with ** by taking all customary and other actions reasonably requested by the Member **, including making the ** reasonably available **, establishing a ** in connection with such processes and making ** activities, in each case subject to **. The Company and each Member shall provide assistance with respect to these actions as reasonably requested by the Member **. In addition, once ** under this Section 4.9, the Board shall be entitled to take all steps reasonably necessary to carry out **, including **; provided, however, that the rights granted the Board in this sentence shall not permit the Board to **.

ARTICLE 5
MEMBERS, MEETINGS AND AMENDMENTS

        Section 5.1    Powers of Members.

          (a)   Except for the right to consent to or approve certain matters as expressly provided in this Agreement, the Members in their capacity as Members shall not have any other power or authority to manage the business or affairs of the Company or to bind the Company or enter into agreements on behalf of the Company.

          (b)   To the fullest extent permitted by law and notwithstanding any provision of this Agreement or any other document executed in connection with this Agreement (a "Transaction Document") to the contrary, no Member in its capacity as a Member shall have any duty, fiduciary or otherwise, to the Company or any other Member in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement or any other Transaction Document.

          (c)   Any matter requiring the consent or approval of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by Members holding Interests not less than the requisite Interests necessary to consent to or approve such action; provided that at least one Class A Member shall be required to sign such consent or approval in order for such consent to be effective in the event that the Class A Members did not receive prior written notice of the action to be so taken. Prompt notice of such consent or approval shall be given by the Company to those Members who have not joined in such consent or approval.

        Section 5.2    No Resignation or Expulsion.

        A Member may not take any action to resign, withdraw or retire as a Member voluntarily, and a Member may not be expelled or otherwise removed involuntarily as a Member, prior to the dissolution and winding up of the Company, other than as a result of a Permitted Transfer of all of such Member's Interests in accordance with Article 7 and each of the transferees of such Interests being admitted as a Substitute Member.

        Section 5.3    Additional Members.

          (a)   After the Board makes a Capital Call pursuant to Section 4.1(c) that was not fully funded by the Members and subject to the preemptive rights set forth in Section 5.7 to the extent applicable, the Company is authorized to issue additional Interests and to admit any Person as an additional member of the Company (each, an "Additional Member" and collectively, the "Additional Members"). Upon receipt of requisite approval of the Board and the Members, the Company is authorized to issue additional Interests and to admit any Person as an additional member of the Company (each, an "Additional Member" and collectively, the "Additional Members"). Each such Person receiving additional Interests shall be admitted as an Additional Member at the time such Person (i) executes a counterpart signature page agreeing to be bound hereby and such other documents or instruments as may be required in the Board's reasonable judgment to effect the admission, and (ii) is designated as a Member (with a corresponding Percentage Interest) on an amended or supplemental Exhibit B. The Company may issue additional Interests or additional classes of membership interests to existing Members or to new or Additional Members in exchange for such Capital Contributions, including cash, property or services or any combination thereof.

          (b)   Additional Members shall not be entitled to any retroactive allocation of the Company's income, gains, losses, deductions, credits or other items; provided that, subject to the restrictions of Section 706(d) of the Code, Additional Members shall be entitled to their respective share of the Company's income, gains, losses, deductions, credits and other items arising under contracts entered into before the effective date of the admission of any Additional Members to the extent that such income, gains, losses, deductions, credits and other items arise after such effective date. To the extent consistent with Section 706(d) of the Code and Treasury Regulations promulgated thereunder, the Company's books may be closed at the time Additional Members are admitted (as though the Company's tax year had ended) or the Company may credit to the Additional Members pro rata allocations of the Company's income, gains, losses, deductions, credits and items for that portion of the Company's Fiscal Year after the effective date of the admission of the Additional Members.

        Section 5.4    Confidentiality Obligations of Members.

          (a)   Each Member agrees that all Confidential Information shall be kept confidential by the Member, shall only be used for the purpose of reviewing and evaluating the performance of the Company and the Member's Interest therein, and shall not be disclosed in any manner, except to such of the Member's Representatives who have a need to know and who agree to be, or are otherwise, bound by the Member's obligations hereunder and except as otherwise expressly permitted in this Section 5.4. Each Member shall be responsible for any breach of this Section 5.4 by itself or any of its Representatives, and each Member covenants and agrees that it shall promptly notify the Company of any actual, potential or threatened breach of this Section 5.4 and shall, at its own expense, enforce, and assist the Company in its enforcement of, the provisions of this Section 5.4, including, to the extent reasonably necessary, seeking specific enforcement through court proceedings. Subject to Section 5.4(b), if a Member or any of its Representatives is requested or required by applicable law, rule or regulation, regulatory authority, subpoena, civil investigation, court order, demand or similar legal process to disclose any Confidential Information, the Member shall, to the maximum extent permitted by applicable law, provide the Company with prompt written notice thereof and will use reasonable efforts to resist disclosure, until an appropriate protective order or motion to quash may be sought or a waiver of compliance with this Section may be granted. If, in the absence of a protective order or the receipt of a waiver hereunder, such Member or any of its Representatives is, in the opinion of its legal counsel, legally required to disclose Confidential Information, then such Member or its Representatives may disclose only that portion of the Confidential Information legally required to be disclosed, without liability hereunder, provided that such Member or its Representatives uses reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. Each Member acknowledges and agrees that the Company and the other Members may be irreparably harmed by disclosure of the Confidential Information, that money damages would not be a sufficient remedy for any breach of this Section 5.4 by such Member or its Representatives and that, in addition to any other remedies available at law or in equity, specific performance and injunctive or other equitable remedies shall be available to the Company and the Members as a remedy for any such breach or threatened breach, without the requirement of posting bond or other security. The Company and the other Members shall be entitled to recover their costs and expenses, including attorneys' fees, incurred in connection with any successful action brought by them to enforce the terms of this Agreement. With respect to Confidential Information that is subject to confidentiality agreements under any Third Party Confidentiality Agreements, each Member covenants and agrees to, and shall cause its Representatives to, treat such Confidential Information confidentially in accordance with, and to comply with the terms of, the confidentiality provisions contained in those Third Party Confidentiality Agreements that have been disclosed to such Member, including, any provisions thereof that impose more stringent or additional obligations than those set forth herein (provided such has been disclosed to such Member). The obligations of a Member pursuant to this Section 5.4 shall continue following the time such Person ceases to be a Member, but thereafter such Person shall not have the right to enforce the provisions hereof. Notwithstanding anything set forth herein, all covenants made herein by a Member are for the sole benefit of the Company and the other Members and there shall be no third party beneficiaries of any of such covenants.

          (b)   Notwithstanding anything to the contrary in this Agreement, each Member may disclose any information about the Company, including any Confidential Information, without any liability to the Company or to any other Member or to their respective Affiliates and without any notice to any Member, to the extent that such disclosing Member believes that such disclosure is necessary or appropriate to satisfy its public disclosure obligations under the Securities Act, the Exchange Act, the rules of any stock exchange, or any similar public disclosure obligations.

        Section 5.5    Initial Budget.

        By execution of this Agreement, the Members hereby approve and consent to the initial budget attached hereto as Exhibit D (the "Initial Budget") and acknowledge and agree that such Initial Budget shall be deemed to be an Approved Budget for all purposes of this Agreement.

        Section 5.6    Incentive Interests to MWE Liberty Upon Transfer of NGPMR's Interest.

        In the event NGPMR receives cash from any NGPMR Exit Transaction or Partial NGPMR Exit Transaction (for the purposes of this section, such transaction an "Incentive Interest Transaction") that would result in ** Payout**, simultaneously with the consummation of any such transaction, NGPMR shall pay to MWE Liberty as a fee the following amount**, to the extent applicable:

          **    Following ** Payout Threshold, if any, an amount equal to the ** of (i) the cash proceeds of all Incentive Interest Transactions plus cumulative cash distributions to NGPMR in respect of its Interest, **

**

Exhibit E contains illustrative examples of the calculation and operation of amount** payable pursuant to Section 5.6** based upon hypothetical Incentive Interest Transactions. This Section 5.6 shall be interpreted and applied in a manner consistent with the examples set forth in Exhibit E. The obligations of NGPMR to make payment** to MWE Liberty pursuant to this Section 5.6 shall survive the closing of any NGPMR Exit Transaction or Partial NGPMR Exit Transaction and any liquidation, dissolution or winding up of the Company until such payment to MWE Liberty has been made.

        Section 5.7    Preemptive Rights.

          (a)   After the Equalization Date, prior to the Company issuing any Interests or options or rights to acquire Interests (other than (i) any equity issuance associated with an acquisition previously approved by NGPMR, (ii) Interests issued in connection with any split, distribution or recapitalization of the Company, (iii) Interests issued in any initial public offering registration statement filed under the Securities Act, or (iv) in connection with any capital raising or financing efforts by the Company the purpose of which is to fund any activities of the Company which were the subject of a Capital Call made pursuant to Section 4.1(c) that was not fully funded by the Members; provided, however, that any Interests to be issued in such capital raising or financing efforts, and the pricing of such Interests, are equivalent to the terms of such Capital Call), whether through exchange, conversion or otherwise (the "New Interests"), to a proposed third party purchaser (the "Proposed Purchaser"), each Member who is not in default of this Agreement and which certifies to the Company's reasonable satisfaction that it is an "accredited investor" within the meaning of Rule 501 under the Securities Act (an "Eligible Member") shall have the right to purchase a portion of the New Interests in accordance with this Section 5.7.

          (b)   The Company shall give each Eligible Member prior written notice (the "First Notice") of any proposed issuance of New Interests, which shall set forth in reasonable detail the proposed terms and conditions thereof (as determined by the Board in good faith) and shall offer to each Eligible Member the opportunity to purchase its Percentage Interest (as of the date of such notice) of the New Interests, on the same terms and conditions and at the same time as the New Interests are proposed to be issued by the Company. If any Eligible Member desires to exercise its preemptive rights under this Section 5.7, it must deliver an irrevocable written notice within 30 days after the Eligible Member's receipt of the First Notice (the "Election Period") setting forth the dollar amount of the New Interests the Eligible Member (the "Electing Member") is electing to purchase, up to its Percentage Interest plus any additional amount of New Interests it desires to purchase in excess of its Percentage Interest (the "Over-Allotment Amount") if other Eligible Members do not exercise their preemptive rights hereunder. The right of each Electing Member to purchase New Interests in excess of its Percentage Interest shall be based on the relative Percentage Interests of the Electing Members desiring to purchase Over-Allotment Amounts.

          (c)   If the Eligible Members do not subscribe for all of the New Interests, the Company shall have the right, but not the obligation, to issue and sell the unsubscribed portion of the New Interests to the Proposed Purchaser at any time during the 90 days following the end of the Election Period, at the same price and pursuant to the terms and conditions set forth in the First Notice. The Board may, in its reasonable discretion, impose such other reasonable and customary terms and procedures such as setting a closing date and requiring customary closing deliveries in connection with any preemptive rights offering. In the event any Electing Member refuses to purchase the New Interests for which it subscribed pursuant to this Section 5.7, then in addition to any other rights the Company may have at law or in equity, such Electing Member and any transferee thereof shall not be considered an Eligible Member for any future rights granted under this Section 5.7 unless the Board expressly designates otherwise (which the Board may, in its sole discretion, do on an offer-by-offer basis or not at all) and shall be deemed a Defaulting Member under Section 4.2.

        Section 5.8    Registration Rights.

        If the Board with Requisite Member Approval determines to effect a Qualified Public Offering, each of the Members shall be granted customary registration rights, including piggyback registration rights, with respect to such Qualified Public Offering.

ARTICLE 6
MANAGEMENT

        Section 6.1    Management Under Direction of the Board.

        Except as otherwise expressly provided in this Agreement or required under the Act, the business and affairs of the Company shall be managed by a board of managers (the "Board" and each member of the Board, a "Manager"), and the Board shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of the Company's business. Without limiting the generality of the foregoing the approval of the Board shall be required for all matters not delegated by the Board to the Operator, the officers of the Company or to other authorized persons in accordance with Section 6.10, including approval of the following matters, which the Board shall not have the power to delegate to any Person, in each case except as otherwise approved in any Approved Budget:

          (a)   Proposed Budgets for the Company, other than the Initial Budget;

          (b)   distributions of Available Cash (including Tax Distributions);

          (c)   efforts by the Company to raise additional capital, including the issuance of additional Interests or any options to acquire Interests and the issuance of additional equity interests or options to acquire equity interests in the Company's subsidiaries;

          (d)   incurrence or guarantee of Debt by the Company in excess of $**;

          (e)   acquisitions or dispositions of assets by the Company in excess of $**;

          (f)    commencing or resolving litigation;

          (g)   election or removal of officers of the Company;

          (h)   material contracts to which the Company (or a subsidiary of the Company) is a party or by which it is bound; and

          (i)    the registration of any equity or debt securities of the Company or its subsidiaries under applicable United States federal or foreign securities laws or any public offering of equity or debt securities of the Company or its subsidiaries (including any Qualified Public Offering).

        Section 6.2    Number, Tenure and Qualifications.

          (a)   Prior to the Equalization Date, the Board shall be comprised of five Managers, designated as follows:

              (i)  two Managers (each, a "Class A Manager") designated by Class A Members with an aggregate Class A Percentage Interest of at least 50%; and

             (ii)  three Managers (each, a "Class B Manager") designated by Class B Members with an aggregate Class B Percentage Interest of at least 50%.

        The initial Managers of the Company shall be: **, who are the Class A Managers, and **, who are the Class B Managers.

          (b)   On and after the Equalization Date, each Affiliated Member Group shall be entitled to designate the number of Managers determined by their Percentage Interests as follows:

              (i)  Each Affiliated Member Group with a Percentage Interest less than or equal to ** shall not be allowed to designate any Managers;

             (ii)  Each Affiliated Member Group with a Percentage Interest greater than ** but less than or equal to **, shall be allowed to designate one Manager;

            (iii)  Each Affiliated Member Group with a Percentage Interest greater than ** but less than or equal to **, shall be allowed to designate two Managers;

            (iv)  Each Affiliated Member Group with a Percentage Interest greater than ** but less than or equal to **, shall be allowed to designate three Managers;

             (v)  Each Affiliated Member Group with a Percentage Interest greater than ** but less than or equal to **, shall be allowed to designate four Managers; and

            (vi)  Each Affiliated Member Group with a Percentage Interest greater than **, shall be allowed to designate five Managers.

        Any Manager designated in accordance with this section shall be immediately removed from the Board at any time that the Affiliated Member Group that designated such Manager ceases to own aggregate Percentage Interests that would permit such Affiliated Member Group to designate such Manager in accordance with the first sentence of this section. Notwithstanding the foregoing, so long as the Class A Members have **, such Class A Members shall be entitled to appoint no less than one

Manager to the Board and the size of the Board shall be, if necessary, increased by one to enable the Class A Members to make such appointment. The Board shall be comprised of the total number of Managers that all Affiliated Member Groups are entitled to so designate pursuant to the first sentence of this Section 6.2(b), plus any additional Manager whom the Class A Members are entitled to designate pursuant to the immediately preceding sentence. At any time that any Affiliated Member Group acquires aggregate Percentage Interests sufficient to permit such Affiliated Member Group to designate one or more additional Managers in accordance with the first sentence of this Section, then a new Manager position shall be created and such Affiliated Member Group shall be entitled to fill such the vacancy in such position in accordance with Section 6.9.

          (c)   A Manager need not be a resident of the State of Delaware. A Manager shall hold office until the Manager's successor shall be duly elected and shall qualify or until the earlier of such Manager's withdrawal, death, removal or resignation.

        Section 6.3    Votes Per Manager; Quorum; Required Vote for Board Action; Meetings of the Board.

          (a)   Each Manager shall have one vote. Except as provided below, Managers comprising at least a majority of the total number of Managers entitled to be designated in accordance with Section 6.2 shall constitute a quorum for the transaction of business at a meeting of the Board. Except as otherwise expressly provided in this Agreement, any action or event shall be deemed approved by the Board of Managers comprising at least a majority of the total number of Managers then entitled to be designated at the time of such approval in accordance with Section 6.2 vote in favor of or approve such action or event at a meeting at which a quorum is present. Any actions by the Company in response to a breach of or default (or alleged breach or default) under an Affiliate Contract or other transaction with an Affiliate of a Member (such as a waiver of the breach or default, notice of breach or event of default or notice of termination for breach or default in accordance with the terms of the Affiliate Contract) or enforcement or exercise of any of the Company's rights or remedies in respect to such breach or default (or alleged breach or default) (collectively, "Enforcement Activities") shall be conducted by or under the direction of the Board, provided that any Manager designated by a Member that is a party to, or has an Affiliate (other than the Company) that is a party to, such Affiliate Contract or transaction ** at any meeting of the Board and ** of the Board; provided further that the foregoing proviso shall not apply to **, which shall be **.

          (b)   Except as otherwise required by applicable law, the Board may hold meetings in such place or places, within or outside of the State of Delaware, as the Board may determine from time to time. Business shall be conducted at such meetings in such order as the Board shall determine from time to time.

          (c)   Regular meetings of the Board shall be held at least quarterly and at such times and places as shall be designated from time to time by the Board. Notice of such regular meetings shall not be required if held at the times and places as previously determined by the Board and provided to each Manager. Special meetings of the Board may be called by any Manager upon at least 24 hours prior notice, which may be given via electronic mail, and which notice must include dial-in or other information so as to permit each Manager to participate in such meeting by telephone conference or other electronic means. Such notice must state the purpose of such meeting.

          (d)   Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by a majority of the Managers then entitled to be designated in accordance with Section 6.2; provided that at least one Manager designated by the NGPMR Group (if there is such a Manager) and at least one Manager designated by the MWE Liberty Group (if there is such a Manager) shall be required to sign such consent or approval, solely for purposes of providing an acknowledgement of receipt of notice of the action to be taken rather than approval or rejection thereof, in order for such consent or approval to be effective in the event that at least one Manager designated by the NGPMR Group (if there is such a Manager) or at least one Manager designated by the MWE Liberty Group (if there is such a Manager), as applicable, did not receive prior written notice of the action to be so taken.

          (e)   Members of the Board may participate in any meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in such a meeting such constitute presence in person at such meeting, except as provided in clause (f).

          (f)    Attendance of a Manager at any meeting of the Board (including by telephone) shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.

        Section 6.4    Power to Bind Company.

        Unless authorized to do so by this Agreement or by the Board, no Member of the Company shall have any power or authority to bind the Company in any way, to pledge the Company's credit or to render it liable pecuniarily for any purpose. However, a Person may act by a duly authorized attorney-in-fact executed in writing by the Board.

        Section 6.5    Liability for Certain Acts.

        No Manager or officer of the Company (solely in such individual's capacity as a Manager or officer of the Company), nor any of their Affiliates or their respective successors or assigns, shall be liable to the Company or to any Member for any claims, losses, expenses, costs, obligations, liabilities, actions, suits, proceedings, judgments, or settlements (including attorneys' fees) (whether civil, criminal, administrative or investigative) (collectively, "Claims") arising or resulting from or relating to the performance of any of such Manager's or officer's obligations or duties under this Agreement in its capacity as Manager or officer, or otherwise attributable to any breach of duty owed by such Manager or officer (by virtue of being a Manager or officer) to the Company or the Members, except to the extent such Claims or breach of duty is based upon such person's fraud, bad faith or willful misconduct as established by a non-appealable court order, judgment, decree or decision by a court of competent jurisdiction. Without limiting the generality of the foregoing, the doing of any act or the failure to do any act by any Manager or officer, which shall not constitute fraud, bad faith or willful misconduct (as established by a non-appealable court order, judgment, decree or decision by a court of competent jurisdiction), the effect of which may cause or result in loss or damage to the Company, shall not subject any Manager or officer to any liability. Each Manager and officer shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters such Manager or officer reasonably believes are within such other Person's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid. The Managers do not, in any way, guarantee the return of the Members' Capital Contributions or a profit for the Members from the operations of the Company. No Manager shall be responsible to any Members because of a loss of their investments or a loss in operations, unless the loss shall have been the result of fraud, bad faith or willful misconduct established as set forth in this Section 6.5.

        Section 6.6    Manager Has No Exclusive Duty to Company.

        A Manager shall not be required to manage the Company as the Manager's sole and exclusive occupation, and a Manager may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom.

        Section 6.7    Resignation and Withdrawal.

        A Manager of the Company may resign from the position of Manager at any time by giving written notice to the Members of the Company. The resignation of a Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Upon the withdrawal of a Manager, such Manager shall be treated as having resigned as of the date of withdrawal and shall automatically cease to be a Manager as of the date of such withdrawal. Except in the case of resignation by reason of withdrawal, the resignation of a Manager who is also a Member pursuant to this Section 6.7 shall not affect such Manager's rights as a Member and shall not constitute a withdrawal of such Member.

        Section 6.8    Removal.

        Subject to Section 6.2(b), a Manager may only be removed by the consent of the Member or Members then entitled to designate such Manager in accordance with Section 6.2. The removal of a Manager who is also a Member shall not affect such Manager's rights as a Member and shall not constitute a withdrawal of such Member.

        Section 6.9    Vacancies.

        Any vacancy in the position of a Manager that is created by the withdrawal, death, resignation or removal of a Manager or by the creation of a new Manager position pursuant to Section 6.2(b) shall be filled only by consent of the Member or Members then entitled to designate such Manager in accordance with Section 6.2. A Manager elected to fill a vacancy shall hold office until a successor shall be elected and shall qualify, or until the Manager's earlier death, resignation, withdrawal or removal.

        Section 6.10    Delegation of Authority; Officers.

        The Board shall have the power to elect, delegate authority to, and remove such officers, employees, agents and representatives of the Company as the Board may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Board to approve such action directly. The salaries of all officers, employees and agents of the Company shall be fixed by the Board in accordance with the Approved Budget.

        Section 6.11    Designation of Operator.

          (a)   The Company hereby designates MWE Liberty as the initial "Operator" of the Company. Subject to any required Board or Member approvals rights set forth in this Agreement, MWE Liberty shall be responsible for, shall make all decisions regarding and shall have full power and authority to manage the day-to-day operations of the Company's business, including, the development, construction and operation of the Company's facilities and business development activities and the oversight of G&A Services and Personnel Services provided to the Company by MWE Hydrocarbon pursuant to the Services Agreement, which includes the day-to-day management and supervision of all Designated MWE Employees. The appointment of MWE Liberty as the Operator shall be exclusive to MWE Liberty, except to the extent that MWE Liberty elects to cause such duties to be provided by third parties (and, in any case MWE Hydrocarbon and MWE Liberty remain fully responsible for compliance with the Services Agreement). MWE

  Liberty shall have the power and authority to execute contracts, and to take such other actions, on behalf of the Company as may be necessary or appropriate to carry out the Company's business in accordance with the Approved Budget.

          (b)   For the avoidance of doubt, the power and authority granted to MWE Liberty as the Operator pursuant to Section 6.11(a) shall specifically include the ability to perform (or cause to be performed) the following services and activities (subject to compliance with any Board or Member approval rights with respect to such services and activities required pursuant to this Agreement):

              (i)  investigation, analysis and selection of acquisition and business development opportunities;

             (ii)  with respect to prospective acquisitions or dispositions by the Company, conducting negotiations with sellers and purchasers and their respective agents, representatives and advisors (including, without limitation, investment bankers);

            (iii)  administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by MWE Liberty as Operator and the Board, including the collection of revenues and the payment of the Company's debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

            (iv)  monitoring the operating performance of the Company's assets and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating and performance and budgeted or projected operating results;

             (v)  assisting the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and compliance procedures;

            (vi)  causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

           (vii)  negotiating, executing, amending and terminating the Company's agreements with unaffiliated third parties, managing and administering the Company's rights and obligations under all agreements with unaffiliated third parties to which the Company is a party or by which the Company is bound and monitoring compliance by the Company and by such unaffiliated third parties to such agreements with the terms and conditions thereof;

          (viii)  taking all necessary actions to enable the Company to make required tax filings and reports;

            (ix)  handling and resolving all claims, disputes or controversies (including, without limitation, all litigation, arbitration, settlement or other proceedings or negotiations) with unaffiliated third parties in which the Company may be involved or to which the Company may be subject arising out of the Company's day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board;

             (x)  purchasing, selling, leasing, operating and maintaining the Company's assets;

            (xi)  establishing and maintaining the Company's bank accounts and banking arrangements, and to the extent of funds available, reinvesting Company funds as MWE Liberty as Operator may deem appropriate and consistent with MWE Liberty's practices;

           (xii)  performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board shall reasonably request or MWE Liberty shall deem appropriate under the particular circumstances; and

          (xiii)  using commercially reasonable efforts to cause the Company to comply with all applicable laws.

          The Operator shall operate the Company and perform the services and activities referred to in clauses (i) through (xiii) above in accordance with Prudent Industry Practices.

          (c)   As of the date hereof, the Operator and the Company shall execute the Services Agreement with MWE Hydrocarbon, which is hereby approved by the Members. MWE Hydrocarbon shall receive the fees and reimbursement for its services as set forth in the Services Agreement. The Company and the Members hereby acknowledge and agree that the liability of Operator and MWE Hydrocarbon to the Company and the Members, and the Operator's obligation to satisfy any claim for indemnification in connection with any such liability, shall be limited in the manner and to the extent set forth in the Services Agreement, and the Members hereby consent to, approve, and agree to be bound by the terms thereof with regard to such limitations of the liability of the Operator and MWE Hydrocarbon to the Company and the Members, in the same manner and to the same extent as though such provisions were set forth herein. The Operator shall serve as the Operator until the termination of the Services Agreement. Upon the termination of the Services Agreement, the Board with the Requisite Member Approval may cause the Company to designate a new operator and enter into a new services agreement.

          (d)   MWE Liberty hereby agrees to notify NGPMR of any notice of default or other material notices received by MWE Liberty in connection with the agreements listed on Exhibit H.

        Section 6.12    Approval of Members.

        The following matters shall require Requisite Member Approval (provided that an explicit approval of such matter in the Approved Budget or related Member resolution shall constitute a Requisite Member Approval if such approval is explicitly identified as a Requisite Member Approval):

          (a)   Prior to the Equalization Date to the extent not in accordance with Section 8.1, any distributions of Available Cash (including Tax Distributions);

          (b)   The approval of the Proposed Budgets for the Company, other than (i) the Initial Budget, which shall be deemed approved upon the execution of this Agreement and (ii) budget items associated with capital expenditures relating to the agreements set forth on Exhibit G; provided that the Company may not without the Requisite Member Approval (i) enter into any additional **, (ii) enter into any agreements or transactions referred to in ** or **, or (iii) extend the term of any of the agreements set forth on Exhibit G. In connection with any such approval, the Members having the authority to approve the Proposed Budget shall give the notice required by Section 6.15(d) below;

          (c)   Material deviations from Approved Budgets, including (i) with respect to any Approved Budget, any modification or amendment of any ** or other ** contained therein, the satisfaction of which results in the ** pursuant to such budget, (ii) with respect to the capital expenditure budget, changes of more than ** to the **, but excluding any items prior to the Equalization Date requiring aggregate capital expenditures of less than $** associated with a Project **, and excluding any items after the Equalization Date requiring aggregate capital expenditures of less than $** associated with a Project ** and (iii) with respect to the operating expenditure budget, increases of more than $** to the ** or increases of more than $** to the ** calculated on a **; provided that, in any case, a Project, operation, venture, agreement or activity that has received

  Requisite Member Approval shall automatically be incorporated within the Approved Budget and any changes or deviations required to incorporate such Project, operation, venture, agreement or activity into the then current Approved Budget shall not require additional Requisite Member Approval; provided further that any additional changes or deviations associated with such Project, operation, venture, agreement or activity shall be subject to Requisite Member Approval to the extent they involve material deviations to the Approved Budget, as modified to include such new Project, operation, venture, agreement or activity, under this clause (c); provided, further, that changes in budget items listed in Section 6.15(a)(iii) through (vi) shall not be considered material deviations for purposes of this Section 6.12(c);

          (d)   Any material change in the Primary Business or in the Company's purpose;

          (e)   The incurrence of Debt and the granting of Liens on the Company's Property in an aggregate amount in excess of (A) $** prior to the Equalization Date and (B) $** after the Equalization Date, in each case excluding the Permitted Liens;

          (f)    Any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest, currency or commodity hedging arrangement entered into by the Company, including any forward sales, calls, puts, swaps and other derivative transactions, whether financially or physically settled; provided that transactions to be settled (i) within ** based on ** or (ii) ** based on the **, shall not require Requisite Member Approval;

          (g)   The acquisition or sale of any assets of the Company or its subsidiaries for consideration in excess of (i) $** prior to the Equalization Date and (ii) $** after the Equalization Date;

          (h)   Entry into, termination or renewal of, or material modification or amendment of, (i) any commercial contractual commitment reasonably expected to (A) result in expenditures or liabilities in excess of $**, which $** threshold shall be subject to increase by ** per year, (B) generate annual revenues in excess of $**, which $** threshold shall be subject to increase by ** per year, or (C) result in the commitment of more than ** of the capacity of any Company facility **, (ii) any joint venture, partnership or other similar arrangement involving the sharing of profits of the Company or any of its subsidiaries with any third-party, (iii) any contractual commitment that limits the freedom of the Company or any of its subsidiaries to compete within the Area of Mutual Interest, (iv) any contract for the lease of real property for ** and (v) settlement agreements or other agreements related to or proposing to resolve actual or threatened litigation, which involves (A) payment of greater than $** or (B) provides for restrictions or limitations on the Company's ability to operate in the form of an equitable remedy;

          (i)    The formation of any subsidiary of the Company;

          (j)    Transactions or agreements (including amendments, terminations and renewals thereof) between the Company on the one hand, and a Member or an Affiliate of a Member on the other hand, unless such transaction or agreements (including amendments, terminations and renewals thereof) (i) has been approved by the other Members that are not a party to, or Affiliates of a Party to, such transaction or agreement and whose consent is required pursuant to this Section or (ii) is identified on Exhibit H, all of which are hereby approved by the Members;

          (k)   The sale, exchange or other disposition of all, or substantially all, of the Company's assets in one transaction or a series of related transactions,

          (l)    Any merger into or with or consolidation with any other entity (i) in which the interests in the Company will be exchanged for a security with different rights, preferences or privileges or (ii) pursuant to which the Members will own less than 50% of the voting securities of the surviving entity;

          (m)  Any repurchase by the Company of Interests in the Company or any equity interests in any of its subsidiaries;

          (n)   Prior to the Equalization Date, other than in accordance with the obligations of the Members pursuant to Section 4.1, any efforts by the Company to raise additional capital, including the issuance of additional Interests or options to acquire Interests or any equity interests or options to acquire equity interests in any of the Company's subsidiaries;

          (o)   The registration of any equity or debt securities of the Company or its subsidiaries under applicable United States federal or foreign securities laws or any public offering of equity or debt securities of the Company or its subsidiaries (including any Qualified Public Offering).

          (p)   Any declaration of bankruptcy, or the filing of a petition, or seeking protection, under any federal or state bankruptcy, insolvency or reorganization law;

          (q)   The dissolution of the Company or the voluntary liquidation of the Company's assets;

          (r)   Designating a new Operator of the Company;

          (s)   Approval of the maintenance of reserves less than the ** as authorized in the Approved Budget or more than the ** in the Approved Budget;

          (t)    Permit the Company to create any Debt in favor of any Person;

          (u)   Distributions in-kind of any assets of the Company pursuant to Section 13.7;

          (v)   Hiring any employees of the Company or accepting secondments of employees;

          (w)  After the ** in ** becomes operational, and thereafter to the extent there is available **, elections by the Company to ** to MWE Hydrocarbon under the Fractionation and NGL Purchase Agreement;

          (x)   Any action by the Company that would cause it to be ** under the **; and

          (y)   The entry into any agreement to effect any of the foregoing.

        Section 6.13    Reliance by Third Parties.    Any Person dealing with the Company, a Manager or the Operator may rely upon a certificate signed by a Manager or an appropriate officer as to:

          (a)   the identity of the Managers;

          (b)   the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Board or in any other manner germane to the affairs of the Company;

          (c)   the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; and

          (d)   any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

        Section 6.14    Fees and Expenses of the Managers.

        A Class A Manager shall receive an annual amount of $** for serving as a Manager. A Class B Manager shall not be entitled to any fees for serving as a Manager. A Manager shall be entitled to reimbursement for all reasonable out-of-pocket costs and expenses incurred by such Manager in the capacity as a Manager.

        Section 6.15    Budgets.

        By ** of each calendar year following the Effective Time, the Operator shall prepare and submit the following budgets and forecasts for the upcoming year (to the extent such budgets or forecasts are applicable to such upcoming year) to the Board for approval and to the appropriate Members for Requisite Member Approval in accordance with Section 6.12:

          (a)   (i) an operating expenditure oversight budget, which shall consist of the operating expenditure budget broken down by general categories of expenses for categories exceeding an aggregate **; (ii) a capital expenditure budget which shall include, to the extent applicable, maintenance capital expenditures and growth capital expenditures; (iii) a cost of goods sold budget or forecast; (iv) a volume budget or forecast; (v) a revenue budget or forecast; and (vi) a forecast of distributions or capital contributions (collectively, the "Proposed Budget").

          (b)   The Board and the Members with Requisite Member Approval Rights shall have 15 days to review and to either approve or to reject the Proposed Budget, in whole or in part. Any rejection of the Proposed Budget in whole or in part must be made in good faith, based on commercially reasonable standards and submitted in writing to the Board, the other Members with Requisite Member Approval rights and the Operator and must describe proposed modifications in reasonable detail (a "Budget Rejection Notice"). If a Budget Rejection Notice is not received within the requisite 15 day period, then the Proposed Budget will be deemed to be approved in all respects. If a Budget Rejection Notice is received within the requisite 15 day period, the Operator, the Board and the Members with Requisite Member Approval rights to approve the Proposed Budget will work together in good faith to promptly resolve the issues identified in a mutually agreeable manner and, if such dispute is not resolved prior to the commencement of the calendar year to which the Proposed Budget relates, the Approved Budget for the prior calendar year, increased by the percentage increase in the CP Index since the first day of the previous calendar year, shall be in effect until such dispute is resolved. If such dispute is not resolved by January 30th of the calendar year to which the Proposed Budget relates, such dispute shall be submitted to arbitration pursuant to Section 6.15(e) below. The Proposed Budget as approved, or as deemed approved, by the Board and Requisite Member Approval in accordance with Section 6.12, and as modified in accordance with Section 6.15(c) below, is referred to herein as an "Approved Budget."

          (c)   Subject to the remaining provisions of this clause (c), the Operator shall update the Approved Budget from time to time to reflect amendments or modifications that the Operator deems necessary or appropriate, and shall promptly provide such updates to the Board; provided that any material deviations which require the consent of the Board or Requisite Member Approval in accordance with Section 6.12(c) shall not become part of the Approved Budget unless approved by the Board and Requisite Member Approval.

          (d)   Once a Proposed Budget or material deviations from an Approved Budget pursuant to Section 6.12(c) have been approved by the Board and have received Requisite Member Approval pursuant to Section 6.12, each Member that has the right to approve such Proposed Budget (or deviations from an Approved Budget) shall at the time of the approval, give notice to the Board of their intent to fund any budget item to the extent that such item would require the Board to make a Capital Call in order to fund such budget item.

          (e)   The binding arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules (the "Rules"). The "Arbitration Panel" shall consist of three members. The Class A Members and the Class B Members, acting by the vote of Members holding Class A Interests or Class B Interests with an aggregate Class A Percentage Interest or Class B Percentage Interest, respectively, equal to or exceeding 50% shall appoint one member of the Arbitration Panel. The third member of the Arbitration Panel shall be chosen by the appointed members and shall act as chairman of the Arbitration Panel. Should any arbitrator fail to be appointed in accordance with the foregoing, then such arbitrator shall be appointed by the AAA in accordance with the Rules. The arbitration shall be held in Houston,

  Texas, and the proceeding shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Arbitration Panel, but in any event the decision of the Arbitration Panel shall be rendered within 90 days following the selection of the chairman of the Arbitration Panel. The decision of the Arbitration Panel shall be final and binding upon the Company and the Members. Judgment upon the award rendered by the Arbitration Panel may be entered in, and enforced by, any court of competent jurisdiction. Each class of Members shall bear its own expenses related to the arbitration, including its attorneys' fees and the fees and expenses of the arbitrator it appointed. Each class of Members shall pay 50% of the fees and expenses of the chairman of the Arbitration Panel.

ARTICLE 7
ASSIGNABILITY OF MEMBER INTERESTS

        Section 7.1    Prohibition on Assignment During Project Period.

        Prior to ** (the "Project Period"), no Member may, directly or indirectly, Transfer its Interest or any portion thereof without the prior written consent of the other Members except for Permitted Transfers. For purposes of this Agreement, "Permitted Transfers" shall include the following: (a) a Member may Transfer all or a portion of its Interest to any of its Affiliates, (b) Interests held by any member of the MWE Liberty Group may be (i) Transferred, in whole or in part, in connection with any sale of all or substantially all of the assets of MWE, or (ii) indirectly Transferred by way of a sale of Control of MWE, or any merger of MWE with or into, or any consolidation of MWE into, any other entity and (c) Interests held by NGPMR may be transferred to the limited partners of NGPMR, if and to the extent required by the governance documents of NGPMR. In the event of a Transfer pursuant to the foregoing clause (c), the NGPMR Group shall designate a single representative to exercise all of the NGPMR Group's rights hereunder. If a Member Transfers an Interest during the Project Period in accordance with this Section 7.1, such Transfer shall entitle the assignee to become a Substitute Member and to exercise or receive the rights, powers or benefits of a Member if the assigning Member designates, in a written instrument delivered to the Board and the other Members, its assignee to become a Substitute Member and such assignee executes an instrument reasonably satisfactory to the Board, which shall include an acceptance and agreement by the Substitute Member to abide by all of the terms and conditions of this Agreement. A Member may not Transfer Interests in a Permitted Transfer if such Permitted Transfer has as a purpose the avoidance of the restrictions on Transfers in this Agreement (it being understood that the purpose of this sentence is to prohibit the Transfer of Interests to a transferee in a Permitted Transfer followed by a change in the relationship between the transferor and the transferee (or a change of Control of such transferor or transferee) after the Permitted Transfer with the result and effect that the transferor has indirectly Transferred Interests to a transferee in a Transfer which would not have been directly permitted as a Permitted Transfer under this Section 7.1 had such change in such relationship occurred prior to such Transfer).

        Section 7.2    Transfers After the Project Period.

        After the Project Period, a Member may Transfer its Interest, or any portion thereof, without the consent of any other Member or the Board, provided that such Member complies with the requirements of this Section 7.2 in all instances except in connection with Permitted Transfers:

          (a)   In the event that a Member (the "Transferring Member") desires to Transfer, directly or indirectly, all or any portion of its Interest (the "ROFO Interest") and such Transfer is not a Permitted Transfer, then the Transferring Member shall give written notice thereof to the other Members (the "Remaining Members"). For a period of 30 days thereafter, all or a portion of the Remaining Members shall have the right, but not the obligation, to submit a written offer to purchase the ROFO Interest (with each offering Remaining Member to purchase its pro rata portion of the ROFO Interest as is determined in accordance with the respective Percentage

  Interests of the Remaining Members, or such other portion as the Remaining Members may mutually agree upon) (the "ROFO Offer"), on such terms and conditions as the offering Remaining Members may determine and which terms and conditions shall be described in the ROFO Offer. Upon receipt of the ROFO Offer, the Transferring Member may elect in its sole discretion to accept or reject the ROFO Offer.

              (i)  In the event that the Transferring Member elects to accept the ROFO Offer, then the Transferring Member shall be bound to Transfer to the offering Remaining Members, and the offering Remaining Members shall be bound to purchase from the Transferring Member, the ROFO Interest on the terms and conditions set forth in the ROFO Offer (with such modifications as may be mutually agreed upon by the offering Remaining Members and the Transferring Member), and the closing of such Transfer of the ROFO Interest shall occur within 30 days of the Transferring Member's acceptance of the ROFO Offer or on such other date as may be set forth in the ROFO Offer (subject to extension to the extent necessary to pursue any required regulatory approvals, including to allow for the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976).

             (ii)  In the event that the Transferring Member rejects the ROFO Offer, then for a 60-day period after the date on which the Transferring Member rejects the ROFO Offer (the "Solicitation Period"), the Transferring Member may solicit an offer to purchase the ROFO Interest from one or more third parties as the Transferring Member may determine in its discretion. If the Transferring Member receives a third party offer (a "Third Party Offer") to purchase the ROFO Interest within the Solicitation Period, and the consideration payable for the ROFO Interest pursuant to such Third Party Offer exceeds the consideration payable for the ROFO Interest pursuant the ROFO Offer (such Third Party Offer is referred to as a "Qualifying Third Party Offer"), the Transferring Member may elect to Transfer the ROFO Interest to such third party in accordance with the Qualifying Third Party Offer within 30 days after the end of the Solicitation Period, subject to the Transferring Member's compliance with the provisions of Section 7.2(b). Any noncash consideration set forth in the ROFO Offer or a Third Party Offer shall be valued at its fair market value, as agreed by the Transferring Member and the offering Remaining Members, and failing such agreement, as determined by an independent third party appraiser selected by the Transferring Member and reasonably acceptable to the offering Remaining Members (the costs for which third party appraiser shall be shared equally by the Transferring Member, on the one hand, and the offering Remaining Members, on the other hand). The Transferring Member may not Transfer the ROFO Interest to any third party pursuant to a Third Party Offer that is not a Qualifying Third Party Offer without the offering Remaining Members' prior written consent, which may be withheld in their sole discretion. Such transferee shall become a Substitute Member if the Transferring Member designates, in a written instrument delivered to the Board and the other Members, the transferee to become a Substitute Member and such transferee executes an instrument reasonably satisfactory to the Board, which shall include an acceptance and agreement by the Substitute Member to abide by all of the terms and conditions of this Agreement. If such closing does not occur within the required 30-day period, then the ROFO Interest in question shall once again become subject to the restrictions of this Section 7.2, and the Transferring Member shall no longer be permitted to Transfer such ROFO Interest without again fully complying with the provisions of this Section 7.2

          (b)   Except for any Transfer to another Member and except for Permitted Transfers, each Class B Member hereby agrees, whether in one transaction or in a series of related transactions, not to Transfer for value, all or any portion of its Interest, directly or indirectly, without first complying with Section 7.2(a) and then permitting each of the Remaining Members (the "Tag-Along Members") to participate as sellers in such transaction (the "Tag-Along Rights"), such that each Tag-Along Member shall be entitled to sell, on the same terms as the Class B Member proposing to sell its Interest (the "Class B Seller"), a portion of such Tag-Along Member's Interest, determined by multiplying the Interest that the purchaser is willing to acquire by the Percentage Interest of each such Tag-Along Member desiring to participate.

              (i)  Before accomplishing or entering into a binding contract for any Transfer for value of any Interest that would be covered by the Tag-Along Rights, the Class B Seller agrees to give each Tag-Along Member written notice (the "Tag-Along Notice") of any such proposed sale (the "Sale Proposal"). The Tag-Along Notice shall state that such Tag-Along Member shall be entitled to exercise its Tag-Along Rights. Each Tag-Along Member shall notify the Class B Seller in writing within 10 days after receipt of the Tag-Along Notice as to whether or not such Tag-Along Member wishes to exercise Tag-Along Rights and participate in the proposed Transfer (the "Tag-Along Notice Period"). Failure by any Tag-Along Member to respond within such period shall be deemed to be a declination of such Tag-Along Member's Tag-Along Rights with respect to such proposed transfer. The Class B Seller shall use its commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Tag-Along Members in any contemplated Sale Proposal and to the inclusion of the Tag-Along Members' Interests in such transaction, and no Class B Seller shall transfer any portion of the Interest to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Tag-Along Members or the inclusion of their Interests as contemplated herein. Each Tag-Along Member that elects to participate pursuant to this paragraph shall pay its pro rata share (based on the Interests to be Transferred) of the expenses incurred by the Class B Seller in connection with such Sale Proposal and shall be obligated to join on a pro rata basis (based on the Interests to be Transferred) in any indemnification or other obligations that Class B Seller agrees to provide in connection with such Sale Proposal (other than any such obligations that relate specifically to a particular Member such as indemnification with respect to representations and warranties given by a Member regarding such Member's title to and ownership of its Interest); provided that no Tag-Along Member shall be obligated in connection with such Sale Proposal to agree to indemnify or hold harmless the transferee with respect to an amount in excess of the net cash proceeds paid to such Tag-Along Member in connection with such Sale Proposal. If the Tag-Along Members decline, or are deemed to decline, their Tag-Along Rights for any proposed transfer, the Class B Seller may sell its offered Interest; provided, however, that (i) such Sale Proposal is consummated within 90 days after the end of the Tag-Along Notice Period and (ii) the terms of the actual transaction involve exactly the same consideration and other terms and conditions set forth in the Tag-Along Notice. Any transferee pursuant to the Sale Proposal shall become a Substitute Member if the Class B Seller designates, in a written instrument delivered to the Board and the other Members, the transferee to become a Substitute Member and such transferee executes an instrument reasonably satisfactory to the Board, which shall include an acceptance and agreement by the Substitute Member to abide by all of the terms and conditions of this Agreement. Failure to close the Sale Proposal within the required 90-day period shall again subject the offered Interest to the Tag-Along Rights set forth in this Section 7.2(b), whereupon the Class B Seller shall be required to give each Tag-Along Member a new written notice with respect to the proposed transfer, and each Tag-Along Member shall again have the right to exercise Tag-Along Rights in respect of such proposed transfer.

             (ii)  If a Class B Seller wishes to solicit Sale Proposals from third parties involving a Company Sale, it shall first notify the other Members of its desire to solicit a Company Sale ("Solicitation Notice"). The other Members shall notify the Class B Seller in writing within 10 days after receipt of the Solicitation Notice as to whether or not such Members wish to participate in a Company Sale and shall specify a minimum price ("Minimum Price") at which such Members are willing to sell their Interest thereunder ("Solicitation Response"). If the Class B Seller obtains Solicitation Responses from all of the Members indicating each Member's desire to enter into a Company Sale and a Minimum Price with respect to each Member, then the Class B Seller may solicit offers for a Company Sale. If the Class B Seller obtains an offer within 90 days of its receipt of the Solicitation Responses for a Company Sale in excess of each of the Minimum Prices set forth in the Solicitation Responses, it may cause a Company Sale **. If the Class B Seller does not obtain an offer for a Company Sale in excess of the minimum prices set forth in the Solicitation Responses within 90 days of its receipt of the Solicitation Responses, then the Class B Seller may not pursue a Company Sale. For the avoidance of doubt, this Section 7.2(b)(ii) shall only apply to a Company Sale to be solicited by a Class B Member. Any sale of the Interest of a Class B Seller that is not a Company Sale shall remain subject to the provisions of Section 7.2(b)(i) above.

          (c)   The consideration or value allocated to the Members under this Section 7.2 shall be allocated among the Transferring Member and other Members (whether Tag-Along Members or otherwise) in accordance with their respective rights to distributions from the Company as if the Company had been liquidated pursuant to Section 13.4 and the Company had sold all of its Property for an Appraised Value using the implied valuation of such Property that may be derived from the sales process described in Section 7.2, provided, that, for purposes of determining whether the ** Payout, ** has been met, only the actual cash proceeds from the sale received by NGPMR shall be considered rather than the proceeds allocable to NGPMR from an implied valuation based upon a sale of all of the Company's Property and, except for such consideration, no Member will receive any payments of any nature whatsoever from the transferee in connection with or arising from such sale transaction.

        Section 7.3    Recognition of Assignment by Company or Other Members.

        No Transfer of an Interest that is in violation of this Article 7 shall be valid or effective, and neither the Company nor the Board nor any Member shall recognize the same for any purpose of this Agreement, including the purpose of making distributions of Available Cash pursuant to this Agreement with respect to such Interest or part thereof. Neither the Company nor the Board shall incur any liability as a result of refusing to make any such distributions to the assignee of any such invalid assignment.

        Section 7.4    Effective Date of Assignment.

        Any valid Transfer of a Member's Interest, or part thereof, pursuant to the provisions of this Article 7 shall be effective as of the later of (i) the date of Transfer set forth on the written instrument of Transfer, (ii) the date on which the Company has received the written instrument of Transfer and such other documents as may be required by the Company pursuant to this Agreement and such Transfer has been recorded on the books of the Company, and (iii) the date on which the requirements of this Article 7 have been satisfied. The Company shall, from the effective date of such Transfer, thereafter pay all further distributions on account of the Interest (or part thereof) so assigned to the assignee of such Interest, or part thereof. As between any Member and its assignee, Profits and Losses for the Fiscal Year of the Company in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any convention permitted under Section 706(d) of the Code and selected by the Board.

        Section 7.5    Limitations on Transfer.

        No Transfer of an Interest may be effectuated unless in the opinion of counsel satisfactory to the Board, the Transfer (a) would comply with the Securities Act and applicable securities laws of any other jurisdiction; (b) would not cause the Company to be terminated for purposes of Code Section 708; or (c) would not violate any other applicable laws, provided that the provisions of this Section 7.5 may be waived by the Board.

        Section 7.6    Transferee Not a Substitute Member.

        In the event that a transferee is not designated, or does not become, a Substitute Member pursuant to this Article 7, then such transferee shall not be entitled to exercise or receive any of the rights, powers or benefits of a Member other than the right to receive distributions to which the assigning Member would be entitled.

ARTICLE 8
DISTRIBUTIONS TO MEMBERS

        Section 8.1    Available Cash.

        Available Cash shall be determined by the Board on a quarterly basis within 30 days after the end of each calendar quarter. Subject to the remaining provisions of this Article 8 and any preferential or disproportionate distributions to the extent expressly provided for in this Agreement, and other than upon a liquidation of the Company pursuant to Section 13.4, the Company shall distribute such Available Cash within 45 days following the end of each calendar quarter to the Members of record, as follows.

          (a)   Following the end of each calendar quarter prior to the earlier to occur of (i) December 31, 2010 and (ii) the Equalization Date, Available Cash shall be retained by the Company for reinvestment, and with respect to the Class B Members such Available Cash shall be distributed and automatically reinvested (pursuant to Section 4.1(b)(iii)) in accordance with their Class B Percentage Interests.

          (b)   Following the end of each calendar quarter ending on or after the earlier to occur of (i) December 31, 2010 and (ii) the Equalization Date, Available Cash shall be distributed to the Members as follows:

              (i)  If the Equalization Date has not yet occurred, then:

              (A)  First, 100% to the Class A Members in accordance with their Class A Percentage Interests, until the Preference Amount accruing for such calendar quarter is reduced to zero; and

              (B)  Thereafter, to the Members in accordance with their respective Percentage Interests.

             (ii)  If the Equalization Date has occurred, then to the Members in accordance with their respective Percentage Interests.

        Section 8.2    Incentive Interest Percentage Distributions.

        Notwithstanding the preceding provisions in Sections 8.1(a) and (b), any Available Cash remaining after a ** Payout** has occurred shall be distributed as follows:

          **    Following the ** Payout, if any, (x) first calculated in accordance with their respective Percentage Interests, then (y) adjusted by reducing NGPMR's pro rata amount of Available Cash as determined in (x) by the ** and (z) increasing MWE Liberty's pro rata amount of Available Cash as determined in (x) by the amount determined in (y) **

            Exhibit E contains illustrative examples of the determination of the amounts to be distributed to NGPMR and MWE Liberty pursuant to Section** 8.2** based on hypothetical distributions of Available Cash. This Section 8.2 shall be interpreted and applied in a manner consistent with the examples set forth in Exhibit E.

        Section 8.3    Withholding.

        All amounts withheld pursuant to the Code or any provision of any foreign, state or local tax law or treaty with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article 8 for all purposes of this Agreement. The Board is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, foreign, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, foreign, state or local law or treaty and shall allocate such amounts to those Members with respect to which such amounts were withheld.

        Section 8.4    Limitations on Distribution.

        Except as provided in this Agreement, no Member shall be entitled to any distribution of cash or other property from the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Interest in the Company if such distribution would violate the Act or other applicable law.

        Section 8.5    Tax Distributions.

          (a)   Each Member shall be entitled to receive, on the date which is two Business Days prior to each date on which estimated income tax payments are required to be made by an individual calendar year taxpayer and each due date for the income tax return of an individual calendar year taxpayer (each a "Tax Distribution Date"), cumulative cash distributions in an amount equal to such Member's Assumed Tax Liability, if any. The "Assumed Tax Liability" of each Member means an amount equal to (i) the cumulative amount of federal income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated to such Member as it affects the applicable tax rate, that the Board estimates would be due from such Member as of such Tax Distribution Date, assuming such Member were an individual that earned solely the items of income, gain, deduction, loss and/or credit allocated to such Member pursuant to Section 9.4 (after reflecting any adjustments thereto by reason of Code Sections 732(d), 734, or 743), reduced by (ii) all previous distributions made to such Member pursuant to this Article 8 (other than distributions distributed and reinvested pursuant to Section 8.1(a)).

          (b)   Distributions under this Section shall be treated as an advance distribution under and shall offset future distributions that such Member would otherwise be entitled to receive pursuant to Section 8.1 or, if not previously offset, Section 13.4.

          (c)   If on a Tax Distribution Date there are not sufficient funds on hand to distribute to each Member the full amount of such Member's Assumed Tax Liability, distributions pursuant to this Section 8.5 shall be made to the Members to the extent of the available funds in proportion to each Member's Assumed Tax Liability.

ARTICLE 9
ALLOCATIONS

        Section 9.1    Profits and Losses.

          (a)   After giving effect to the special allocations set forth in Section 9.2 and 9.3 and subject to the allocations contained in Section 13.4(b), all Profits and Losses from operations for each Fiscal

  Year (or part thereof) shall be allocated to the Class A Members and the Class B Members in accordance with their Percentage Interests; provided, no Losses shall be allocated to any Member to the extent that such Losses would result in a Member having an Adjusted Capital Account Deficit.

        Section 9.2    Special Allocations.

        Notwithstanding anything in this Agreement to the contrary, the following special allocations shall be made:

          (a)    Nonrecourse Deductions.    Nonrecourse Deductions for any taxable year shall be allocated to the Members in accordance with their Percentage Interests.

          (b)    Member Nonrecourse Deductions.    Member Nonrecourse Deductions for any taxable year shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. This Section 9.2(b) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

          (c)    Company Minimum Gain Chargeback.    Notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain during any taxable year, each Member shall be allocated items of Company income and gain for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 9.2, each Member's Capital Account shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Article 9 with respect to such taxable year. This Section 9.2(c) is intended to comply with the partner minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (d)    Member Nonrecourse Debt Minimum Gain Chargeback.    Notwithstanding the other provisions of this Agreement (other than Section 9.2(c) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable year, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable year shall be allocated items of Company income and gain for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 9.2, each Member's Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Article 9, other than Section 9.2(c) above, with respect to such taxable year. This Section 9.2(d) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (e)    Qualified Income Offset.    Except as provided in Sections 9.2(c) and 9.2(d) above, in the event any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 9.2(c), 9.2(d) or 9.2(f). This Section 9.2(e) is

  intended to constitute a qualified income offset described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          (f)    Priority Allocation.

              (i)  Items of Company gross income and gain shall be allocated to the Class A Members in accordance with their Class A Percentage Interests, until the aggregate amounts of such items allocated to the Class A Members for such Fiscal Year equals the amount distributed to the Class A Members pursuant to Section 8.1(b)(i)(A) for all Fiscal Years that have not been previously reflected by an allocation pursuant to this Section 9.2(f).

             (ii)  After giving effect to all preceding allocations in Section 9.2(f)(i), all or a portion of the remaining items of Company income or gain for the Fiscal Year, if any, shall be allocated to MWE Liberty in an amount equal to the cumulative cash distributed to MWE Liberty pursuant to Sections 8.2(a), 8.2(b) or 8.2(c) (to the extent of such distributions in excess of MWE Liberty's Percentage Interest), less the cumulative amount of income and gain previously allocated to MWE Liberty pursuant to this Section 9.2(f)(ii).

          (g)    Gross Income Allocation.    In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any taxable year, such Member shall be allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 9.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 9.2 (other than Section 9.2(e)) have been tentatively made as if Section 9.2(e) and this Section 9.2(g) were not in this Agreement.

        Section 9.3    Curative Allocations.

        The allocations set forth in Section 9.2 (other than Section 9.2(f)) (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 9.3. Therefore, notwithstanding any other provision of this Article 9 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 9.3, the Board shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

        Section 9.4    Income Tax Allocations.

          (a)   Except as provided in this Section 9.4, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under Sections 9.1, 9.2, 9.3 and 13.4(b).

          (b)   In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value at the time of its contribution to the Company. If the Gross Asset Value of any Company property is adjusted in accordance with clause (c) or (d) of the definition of Gross Asset Value, then subsequent allocations of income, gain, loss and deduction shall take into account any variation between the adjusted basis of such property for federal income tax purposes and its Gross Asset Value as provided in Code Section 704(c) and the related Treasury Regulations. For purposes of such allocations, the Company shall elect the remedial allocation method described in Treasury Regulation Section 1.704-3(d).

          (c)   All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under Section 754 of the Code which may be made by the Company.

          (d)   If any deductions for depreciation or cost recovery are recaptured as ordinary income upon the Transfer of Company properties, the ordinary income character of the gain from such Transfer shall be allocated among the Members in the same ratio as the deductions giving rise to such ordinary character were allocated.

        Section 9.5    Allocation and Other Rules.

          (a)   In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Profits (or Losses) allocated to the Members for each Fiscal Year during which Members are so admitted shall be allocated among the Members in proportion to their Percentage Interests during such Fiscal Year in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Board that takes into account the varying interests of the Members during such Fiscal Year.

          (b)   For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board using any method that is permissible under Section 706 of the Code and the Treasury Regulations thereunder.

          (c)   The Members are aware of the income tax consequences of the allocations made by this Article 9 and hereby agree to be bound by the provisions of this Article 9 in reporting their shares of Company income and loss for income tax purposes.

          (d)   Allocations made by the Board under Section 9.2 in reliance upon the advice of the Company's accountants shall be deemed to be made pursuant to any fiduciary obligation to the Company and the Members.

          (e)   If any Member makes a loan to the Company, or the Company makes a loan to any Member, and interest in excess of the amount actually payable is imputed under Code Sections 7872, 483, or 1271 through 1288 or corresponding provisions of subsequent federal income tax law, then any item of income or expense attributable to any such imputed interest shall be allocated solely to the Member who made or received the loan and shall be credited or charged to its Capital Account, as appropriate.

ARTICLE 10
BOOKS AND RECORDS

        Section 10.1    Inspection Rights Pursuant to Law.

        The Company shall have obligations to the Members as set forth in this Article 10 respecting books, records and financial statements of the Company.

        Section 10.2    Books and Records.

        At all times during the continuance of the Company, the Company shall maintain at its principal place of business all records and materials the Company is required to maintain at such location under the Act. The Company shall keep proper and complete books of account adequate for its purposes. The books of account relating to the Company shall be open to inspection and copying by any of the

Members or by their authorized representatives upon reasonable notice and at any reasonable time during business hours, at the Member's expense; provided, however, that the Members acknowledge and agree that, to the extent that the books of account include information relating to one or more Affiliates of the Operator (other than the Company) or any Out of Scope Projects or Exempted Projects (the "Unrelated Information"), then the Company and Operator shall be entitled either to redact, or limit access to, the books of account such that the Members shall not have access to Unrelated Information or to require such Member to designate an independent third party auditor to conduct such review, which auditor will be required to execute a confidentiality agreement with the Operator under which such auditor may examine the Unrelated Information but may not disclose the Unrelated Information to such Member.

        Section 10.3    Financial Statements and Reports.

        The Operator shall prepare, on behalf of the Company and at the Company's expense, and shall submit to the Members the following statements, reports and notices:

          (a)   Annual financial statements of the Company, consisting of a profit and loss statement, balance sheet and statement of cash flows, as of the end of and for the prior Fiscal Year, which shall be prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and audited by the Operator's independent certified public accountants, which shall be a nationally recognized accounting firm (the "Annual Financial Statements"). The Annual Financial Statements shall be delivered to each Member within 75 days after the end of each Fiscal Year;

          (b)   Unaudited quarterly financial statements of the Company, consisting of a profit and loss statement, balance sheet and statement of cash flows, as of the end of and for the prior calendar quarter, which shall be prepared in accordance with GAAP except for normal year end adjustments and the absence of footnotes (the "Quarterly Financial Statements"). The Quarterly Financial Statements shall be delivered within 45 days after the end of each calendar quarter;

          (c)   Monthly financial and business reports, which shall consist of a profit and loss statement, balance sheet and statement of cash flows, as of the end of and for the prior calendar month, which shall be prepared in accordance with GAAP except for normal year end adjustments and the absence of footnotes (the "Monthly Reports"). The Monthly Reports shall be delivered within 30 days after the end of each calendar month;

          (d)   Copies of the Approved Budget in effect from time to time, within 30 days after the approval thereof in accordance with Section 6.15;

          (e)   Such other information as a Member may reasonably request to satisfy such Member's or its Affiliates' public disclosure obligations under the Exchange Act, the rules of any stock exchange, or any similar public disclosure obligations; provided that public disclosure of any such information shall be subject to the provisions of Section 5.4.

        Section 10.4    Accounting Method.

        For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company shall be kept on such method of accounting as determined by the Board and shall reflect all Company transactions and be appropriate and adequate for the Company's business.

        Section 10.5    Bank Accounts; Investments.

        The Board shall establish one or more bank accounts in the name of the Company into which all Company funds shall be deposited. No other funds shall be deposited into these accounts. All Capital Contributions made by the Class A Members pursuant to Section 4.1(b)(i) shall be held in a separate joint banking account (the "Escrow Account") and invested in treasury bills, treasury notes or any other direct obligations issued by or guaranteed in full as to principal and interest by the United States of America pursuant to the terms of the Escrow Agreement. The Escrow Agent shall release funds from the Escrow Account to the Company on at least a monthly basis upon receipt of a joint instruction letter (an "Escrow Letter") from the Members and the Company; provided that the execution of the Escrow Letter by NGPMR is conditioned upon its receipt of a certificate from the Company that the Company has spent or committed to spend such funds in accordance with an Approved Budget, and will spend such funds to which such certificate relates in accordance with an Approved Budget, and upon receipt of such certificate, NGPMR shall promptly execute the Escrow Letter. The Members hereby ** all of the Company's remedies, powers, privileges, rights, titles and interests of every kind and character now owned or hereafter acquired, created or arising in and to the funds held in such joint account. ** such funds held in the Escrow Account in the event that (i) there is an event causing dissolution of the Company pursuant to Section 13.2 or (ii) there is a declaration of bankruptcy of the Company, MWE or MWE Liberty, or the filing of a petition, or seeking protection, under any federal or state bankruptcy, insolvency or reorganization law.

ARTICLE 11
TAX MATTERS

        Section 11.1    Taxation of Company.

        It is the intent of the Members that the Company shall be treated as a partnership for U.S. federal income tax purposes. Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

        Section 11.2    Tax Returns.

        The Company shall cause the Operator to prepare, at the expense of the Company, for each Fiscal Year (or part thereof), federal tax returns in compliance with the provisions of the Code and any required state and local tax returns. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company's operations that is necessary to enable the Company's tax returns to be timely prepared and filed. Not less than 60 days prior to the due date (as extended) of the Company's federal income tax return or any state income tax return, the return proposed by the Board to be filed by the Company shall be furnished to the Members for review. In addition, not more than 10 days after the date on which the Company files its federal income tax return or any state income tax return, a copy of the return so filed shall be furnished to the Members.

        Section 11.3    Member Tax Return Information.

        The Company, at its expense, shall cause to be delivered to each Member within 60 calendar days after the end of the Company's taxable year an IRS Form K-1 or a good faith estimate of the amounts to be included on such IRS Form K-1 for such Member and such other information as shall be necessary (including a statement for that year of each Member's share of net income, net losses and other items allocated to such Member) for the preparation and timely filing by the Members of their federal, state and local income and other tax returns.

        Section 11.4    Tax Matters Representative.

          (a)   The "tax matters partner" of the Company for purposes of Section 6231(a)(7) of the Code shall be MWE Liberty, so long as MWE Liberty or one of its Affiliates is a Member, and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes. Any Member who is designated as the tax matters partner shall be referred to herein as the "Tax Matters Member."

          (b)   The Tax Matters Member shall keep the Members informed as to the status of any audit of the Company's tax affairs, and shall take such action as may be necessary to cause any Member so requesting to become a "notice partner" within the meaning of Section 6231(a)(8) of the Code. Without first obtaining the approval of the Board and Requisite Member Approval, the Tax Matters Member shall not, with respect to Company tax matters: (i) enter into a settlement agreement with respect to any tax matter which purports to bind Members, (ii) intervene in any action pursuant to Code Section 6226(b)(5), (iii) enter into an agreement extending the period of limitations for making assessments on behalf of Members, or (iv) file a petition pursuant to Code Section 6226(a) or 6228. If an audit of any of the Company's tax returns shall occur, the Tax Matters Member shall not settle or otherwise compromise assertions of the auditing agent which may be adverse to any Member as compared to the position taken on the Company's tax returns without the prior written consent of each such affected Member.

          (c)   No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year, or a petition under Code Sections 6226 or 6228 or other Code sections with respect to any item involving the Company, without first notifying other Members.

        Section 11.5    Right to Make Section 754 Election.

        The Board, in its sole discretion, may make or revoke, on behalf of the Company, an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of Interests within the meaning of Section 743 of the Code.

        Section 11.6    Tax Elections.

        The Company shall have the right to make any U.S. federal income tax elections it deems appropriate and in the best interests of the Members.

        Section 11.7    Tax Reimbursement.

        If Texas law requires the Company and any Member both to participate in the filing of a Texas margin tax combined group report, and if such Member pays the margin tax liability due in connection with such combined report, the parties agree that the Company shall promptly reimburse such Member for the margin tax paid on behalf of the Company as a combined group member. The margin tax paid on behalf of the Company shall be equal to the margin tax that the Company would have paid if it had computed its margin tax liability for the report period on a separate entity basis rather than as a member of the combined group. In such event, the parties agree that such Member shall be considered as paying such amount on behalf of the Company and the Company shall deduct for federal income tax purposes 100% of the Texas margin tax attributable to the Company; provided that in the event that such deduction may not be properly taken by the Company, the Company shall reimburse such Member for the after-tax cost of such payment of Texas margin tax paid on the Company's behalf.

 ARTICLE 12
LIABILITY, EXCULPATION AND INDEMNIFICATION

        Section 12.1    Liability.

          (a)   Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

          (b)   Except as otherwise expressly required by law, a Member, in its capacity as Member, shall have no liability in excess of (i) the amount of its Capital Contributions; (ii) its share of any assets and undistributed profits of the Company; (iii) its obligation to make other payments expressly provided for in this Agreement; and (iv) the amount of any distributions wrongfully distributed to it.

        Section 12.2    Exculpation.

          (a)   No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's fraud, bad faith or willful misconduct as established by a non-appealable court order, judgment, decree or decision.

          (b)   A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or Available Cash or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

        Section 12.3    Indemnification.

        To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Covered Person from and against all Claims arising from or related to any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Claim by reason of such Covered Person's fraud, bad faith, or willful misconduct as established by a non-appealable court order, judgment, decree or decision. Any indemnity under this Section 12.3 shall be provided out of and to the extent of Company assets only (including the proceeds of any insurance policy obtained pursuant to Section 12.5), and no Covered Person shall have any personal liability on account thereof. Any amendment, modification or repeal of this Section 12.3 or any provision in this Section 12.3 shall be prospective only and shall not in any way affect the rights of any Covered Person under this Section 12.3 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

        Section 12.4    Expenses.

        To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 12.3.

        Section 12.5    Insurance.

        The Company may purchase and maintain insurance, to the extent and in such amounts as the Board shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Board and the Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 12.4 and containing such other procedures regarding indemnification as are appropriate.

        Section 12.6    Certain Liabilities.

        Each Member agrees to be liable for the Capital Contributions required to be made by such Member, and subject to the other provisions of this Agreement, in the event a Member becomes liable for any liabilities of the Company, the Members shall bear such liability in proportion to their then existing Percentage Interests.

        Section 12.7    Acts Performed Outside the Scope of the Company.

        Each Member (each Member in such capacity, an "Indemnitor") shall indemnify, defend, save and hold harmless each other Member (an "Indemnitee") from any and all Claims that shall or may arise by virtue of any act or thing done or omitted to be done by the Indemnitor (directly or through agents or employees) outside the scope of, or in breach of, the terms of this Agreement; provided, however, that the Indemnitor shall be properly notified of the existence of the Claim, and shall be given reasonable opportunity to cure any act or omission causing liability, and participate in the defense thereof. The Indemnitee's failure to give such notice shall not affect the Indemnitor's obligations hereunder, except to the extent of any actual prejudice arising therefrom.

        Section 12.8    Liability of Members to Company or Other Members.

        Unless otherwise provided in this Agreement, no Member shall be liable to any other Member or to the Company by reason of such Member's actions in connection with the Company, except in the event of a violation of any provision of this Agreement, fraud, bad faith or willful misconduct.

        Section 12.9    Attorneys' Fees.

        All of the indemnities provided in this Agreement shall include reasonable attorneys' fees, including appellate attorneys' fees and court costs.

        Section 12.10    Subordination of Other Rights to Indemnity.

        The interests of the Members in any proceeds of the Company by way of repayment of loans, return of any Capital Contributions, or any distributions from the Company, shall be subordinated to the right of Members to the indemnities provided by this Article 12.

        Section 12.11    Survival of Indemnity Provisions.

        Except as otherwise specifically provided herein, all of the indemnity provisions contained in this Agreement shall survive a Member's ceasing to be a Member hereunder.

 ARTICLE 13
DISSOLUTION, LIQUIDATION AND TERMINATION

        Section 13.1    No Dissolution.

        The Company shall not be dissolved by the admission of Additional Members or Substitute Members in accordance with the terms of this Agreement, or the withdrawal of a Member.

        Section 13.2    Events Causing Dissolution.

        The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

          (a)   the determination of the Members pursuant to Section 6.12(p);

          (b)   at such time as there are no Members;

          (c)   the entry of a decree of judicial dissolution under the Act; or

          (d)   the sale, exchange or disposition of all, or substantially all, of the Company's assets in one transaction or a series of related transactions.

        Section 13.3    Notice of Dissolution.

        Upon the dissolution of the Company, the Board shall promptly notify the Members of such dissolution.

        Section 13.4    Liquidation.

          (a)   Upon dissolution of the Company, the Board (in such capacity, the "Liquidating Trustee") shall carry out the winding up of the Company and shall immediately commence to wind up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The proceeds of liquidation shall be applied first to payment of all expenses and debts of the Company and setting up of such reserves as the Board reasonably deems necessary to wind up the Company's affairs and to provide for any contingent liabilities or obligations of the Company; provided that the unpaid principal of and interest on any loans made to the Company by Members (and their Affiliates) shall be distributed pro rata to the Members (and their Affiliates) who made such loans, in proportion to the total amount of principal and interest payable on such loans, such distributions being treated first as a payment of accrued interest on such loans and next as in payment of principal on such loans. Any remaining proceeds shall be distributed as follows:

              (i)  If the Equalization Date has not yet occurred, then:

              (A)  First, 100% to the Class A Members in accordance with their Class A Percentage Interests until the ** is reduced to zero;

              (B)  Next, 100% to the Class A Members in accordance with their Class A Percentage Interests until the ** is reduced to zero; and

              (C)  Thereafter, ** to the holders to the Class A Membership Interests and ** to the holders of the Class B Memberships Interests.

             (ii)  If the Equalization Date has occurred, then to the Members in accordance with their respective Percentage Interests.

          (b)    Incentive Interest Percentage Distributions.    Notwithstanding the preceding provisions in Section 13.4(a), in the event a **Payout** has occurred, Available Cash shall be distributed as follows:

              **  Following the ** Payout, if any, (x) first calculated in accordance with their respective Percentage Interests, then (y) adjusted by reducing NGPMR's pro rata amount of Available Cash as determined in (x) by the ** and (z) increasing MWE Liberty's pro rata amount of Available Cash as determined in (x) by the amount determined in (y) **

          (c)   The Profits and Losses arising from liquidation of the Company shall be allocated to the Members so that, to the maximum extent possible, each Member's Capital Account balance equals the amount of cash distributed to each such Member pursuant to Sections 13.4(a)(i) and (ii) and Section 13.4(b), to the extent applicable.

        Section 13.5    Termination.

        The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 13 and the Certificate shall have been canceled, or such other documents required under the Act to be executed and filed with the Secretary of State of the State of Delaware have been so executed and filed, in the manner required by the Act.

        Section 13.6    Claims of the Members or Third Parties.

        The Members and former Members shall look solely to the Company's assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member; provided, however, that nothing contained herein shall be deemed to limit the rights of a Member under applicable law. In the event any Member has a deficit balance in its Capital Account at the time of the Company's dissolution, it shall not be required to restore such account to a positive balance or otherwise make any payments to the Company or its creditors or other third parties in respect of such deficiency.

        Section 13.7    Distributions In-Kind.

        If any assets of the Company shall be distributed in kind, such assets shall be distributed to the Member(s) entitled thereto as tenants-in-common in the same proportions as such Member(s) would have been entitled to cash distributions if (i) such assets had been sold for cash by the Company at the fair market value of such property (taking the Gross Asset Value definition herein and Code Section 7701(g) into account) on the date of distribution; (ii) any unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) that would be realized by the Company from such sale were allocated among the Member(s) as Profits or Losses in accordance with this Agreement; and (iii) the cash proceeds were distributed to the Member(s) in accordance with this Article 13. The Capital Accounts of the Member(s) shall be increased by the amount of any unrealized income or gain inherent in such property or decreased by the amount of any loss or deduction inherent in such property that would be allocable to them, and shall be reduced by the fair market value of the assets distributed to them under the preceding sentence. Notwithstanding the foregoing, the Members shall have the right to assign their interest to such in-kind distribution to any Person.

 ARTICLE 14
REPRESENTATIONS, WARRANTIES AND COVENANTS

        Section 14.1    Representations, Warranties and Covenants.

        Each Member hereby represents, warrants and covenants to the Company as follows:

          (a)   The Member understands that the purpose of the Company is to engage in the Primary Business. The Member has read and is familiar with, and has been given full and complete access to, information, financial or otherwise, regarding the Company and has utilized such access to the Member's satisfaction and has obtained any other relevant information the Member has sought. The Member has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of, and other matters pertaining to, this investment.

          (b)   The Member has read this Agreement and understands that the Interests being acquired by the Member will be governed hereby. The Member agrees to be bound, in all respects, by the terms of this Agreement.

          (c)   The Member has sufficient knowledge and experience in financial and business matters in general, and investments in particular, to be capable of evaluating the merits and risks of the investment in the Interests. The Member is able to bear the economic risk of this investment, including a total loss of the investment. The Member has adequate means of providing for its currents needs and personal contingencies, has no need for liquidity in the investment in the Company and has no reason to anticipate any circumstances, financial or otherwise, which might cause or require any sale or distribution of the Interests. The Member's overall commitment to investments that are not readily marketable is not disproportionate to the Member's net worth and the investment in the Company will not cause the Member's overall commitment in such investments to become excessive. The Member can lose its entire investment in the Interests without producing a material adverse change in the Member's net worth.

          (d)   It is the Member's intention to acquire the Interest for its own account, for investment purposes, and not with a view to, or for, resale in connection with any distribution thereof. The Member understands that no federal or state agency has passed upon the Interests or made any findings or determination as to the fairness of this investment. The Member understands and acknowledges that the Interests have not been registered under the Securities Act or under state securities laws and that the sale of the Interests is being made pursuant to exemptions from registration that may depend upon the Member's investment intention. The Member also understands and acknowledges that the Interests may not be transferred unless they are registered under the Securities Act or an exemption from such registration is available thereunder and under applicable state securities laws and established to the Company's satisfaction. In addition, the Member acknowledges that the Interests are subject to additional restrictions on transferability in this Agreement that will make it difficult to Transfer or liquidate this investment. The Member acknowledges that the Company will rely on these representations and that the Company is not required to recognize any Transfer of an Interest if, in the opinion of counsel, such Transfer would result in a violation of any federal or state law, rule or regulation, regarding the offering or sale of securities. The Member further understands that any certificates representing the Interests may contain legends restricting the Transfer of the Interests.

          (e)   The Member is fully authorized and qualified to become a Member of the Company and is authorized to make the initial Capital Contribution to the Company, and the person executing this Agreement on the Member's behalf has been duly authorized to do so.

          (f)    The Member understands and acknowledges that (i) the Company may need to raise additional capital from time to time in order to engage in the Primary Business and achieve any other objectives and goals that may be established for the Company by the Board, (ii) the

  Company may raise additional capital by selling Interests to one or more Members or other Persons, (iii) the Member has no right to participate in any future offering, or to buy any additional Interests that may be issued, by the Company except to the extent set forth herein, and (iv) the Member's Percentage Interest in the Company may be diluted as a result of any such sale of additional Interests in the Company.

          (g)   The Member will indemnify and hold harmless the Company and its Managers, officers, Members and Affiliates, and any other Person who controls or is controlled by any of them, against any and all loss, liability, claim, damage and expense whatsoever, including reasonable attorney's fees, arising out of or based upon any false representation or warranty or any breach by the Member of any term or condition contained in this Article 14.

          (h)   All of the information provided to the Company by the Member and all of the Member's representations and warranties are true and correct as of the date of this Agreement. The Member's representations, warranties and covenants shall survive the delivery of the Member's Capital Contribution.

ARTICLE 15
MISCELLANEOUS

        Section 15.1    Notices.

        All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied, mailed by registered or certified mail, sent by recognized overnight delivery or courier service (e.g., Federal Express) or, to the extent permitted by this Agreement, sent via electronic mail, and shall be deemed to have been given upon delivery, if delivered personally or by facsimile or electronic mail, three days after mailing, if mailed, or one Business Day after delivery to the courier, if delivered by overnight courier service, as follows:

            (i)  if given to the Company, in care of the Board at the principal place of business of the Company set forth in Section 2.5 or at such other address as the Company may hereafter designate by 10 days' written notice to the Members.

           (ii)  if given to any Member, at such address designated on the signature page hereto or at such other address as such Member may hereafter designate by 10 days' written notice to the Company.

        Section 15.2    Failure to Pursue Remedies.

        The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

        Section 15.3    Cumulative Remedies.

        The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

        Section 15.4    Binding Effect.

        This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

        Section 15.5    Interpretation.

        Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to "Articles," "Sections" and "Paragraphs" shall refer to corresponding provisions of this Agreement.

        Section 15.6    Severability.

        The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

        Section 15.7    Counterparts.

        This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

        Section 15.8    Integration.

        This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 15.9    Amendment or Restatement.

        This Agreement (including any Exhibit or Schedule hereto) and the Certificate may be amended, modified or supplemented, and any provisions of this Agreement or the Certificate be waived, with a written instrument adopted, executed and agreed to by the Company and the Class B Members with an aggregate Class B Percentage Interest equal to or exceeding 50%; provided, however, that (a) this Agreement shall be deemed automatically amended from time to time without further consent of any party to reflect issuances and transfers of Interests made in compliance with this Agreement and (b) any amendment, modification, supplement or waiver to this Agreement or the Certificate that would adversely affect the rights, or increase the obligations, of any Member in any material respect shall not be effective without the consent of such affected Member. Except as required by law, no amendment, modification, supplement, discharge or waiver of or under this Agreement shall require the consent of any Person not a party to this Agreement.

        Section 15.10    Governing Law.

        This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws. The parties further agree that any legal action or proceeding with respect to this Agreement or any document relating hereto may be brought only in a federal or state court of competent jurisdiction in Houston, Texas. Each party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non-convenience, which it may now or hereafter have to the bringing of such action or proceeding in any such respective jurisdiction.

        Section 15.11    Dealings in Good Faith.

        Except as otherwise expressly set forth herein, each party hereto agrees to act in good faith with respect to the other party in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its reasonable efforts to ensure that the purposes of this Agreement are realized and to take all steps as are reasonable in order to implement the operational provisions of this Agreement.

        Section 15.12    Partition of the Property.

        Each Member agrees that it shall have no right to partition the Property, or any portion thereof, and each Member agrees that it shall not make application to any court or authority having jurisdiction in the matter to commence or prosecute any action or proceeding for partition of the Property, or any portion thereof. Upon the breach of this Section by any Member, the other Members, in addition to all other rights and remedies in law and equity, shall be entitled to a decree or order dismissing application, action or proceeding.

        Section 15.13    Third Party Beneficiaries.

        Except as expressly set forth in this Agreement, nothing in this Agreement is intended or shall be construed, to confer upon or give any Person other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in their being deemed a third party beneficiary of this Agreement.

        Section 15.14    Tax Disclosure Authorization.

        Notwithstanding anything herein to the contrary, the Members (and each Affiliate and Person acting on behalf of any Member) agree that each Member (and each employee, representative, and other agent of such Member) may disclose to any and all Persons, without limitation of any kind, the transaction's tax treatment and tax structure (as such terms are used in Sections 6011 and 6112 of the Code and the Treasury Regulations thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Member or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

        Section 15.15    Waivers and Consents.

        A waiver or consent, express or implied, to or of any breach or default by any Person in the performance of its obligations hereunder is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligation of such Person hereunder. Failure of a Person to assert the default or breach of any other Person hereunder shall not constitute a waiver thereof until the applicable statute of limitations period has run.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MWE LIBERTY:
MARKWEST LIBERTY GAS GATHERING, L.L.C., a Delaware limited liability company
By:	/s/ Frank M. Semple

Name:	Frank M. Semple

Title:	President and CEO

Address for notice: 1515 Arapahoe Street Tower 2, Suite 700 Denver, CO 80202-2126 Attention: Senior Vice President and Chief Operations Officer
NGPMR:
M&R MWE LIBERTY, LLC
By:	/s/ **

Name:	**

Title:	Chief Executive Officer & Managing Partner

Address for notice: 1401 McKinney, Suite 1025 Houston, TX 77010 Attention: **
with a copy to:
Locke Lord Bissell & Liddell, LLP 600 Travis Street, Suite 3400 Houston, Texas 77002 Fax (713) 229-2518 Attention: **

Signature Page 1

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  Exhibit 10.3
  EXECUTION COPY
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C.
ARTICLE 1 DEFINED TERMS
ARTICLE 3 PURPOSE AND POWERS OF THE COMPANY
ARTICLE 4 CAPITAL CONTRIBUTIONS, MEMBER INTERESTS, CAPITAL ACCOUNTS AND FUTURE CAPITAL REQUIREMENTS
ARTICLE 5 MEMBERS, MEETINGS AND AMENDMENTS
ARTICLE 6 MANAGEMENT
ARTICLE 8 DISTRIBUTIONS TO MEMBERS
ARTICLE 9 ALLOCATIONS
ARTICLE 10 BOOKS AND RECORDS
ARTICLE 11 TAX MATTERS
ARTICLE 12 LIABILITY, EXCULPATION AND INDEMNIFICATION
ARTICLE 13 DISSOLUTION, LIQUIDATION AND TERMINATION
ARTICLE 14 REPRESENTATIONS, WARRANTIES AND COVENANTS
ARTICLE 15 MISCELLANEOUS